Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

dated as of

February 2, 2021

by and among

HOLICITY INC.,

HOLICITY MERGER SUB INC.

and

ASTRA SPACE, INC.

i

4.03	Due Authorization	30
4.04	No Conflict	30
4.05	Governmental Authorities; Consents	31
4.06	Capitalization	31
4.07	Financial Statements	33
4.08	Undisclosed Liabilities	33
4.09	Litigation and Proceedings	33
4.10	Compliance with Laws	34
4.11	Intellectual Property	35
4.12	Contracts; No Defaults	39
4.13	Company Benefit Plans	41
4.14	Labor Matters	43
4.15	Taxes	44
4.16	Brokers’ Fees	45
4.17	Insurance	45
4.18	Real Property; Assets	46
4.19	Environmental Matters	47
4.20	Absence of Changes	48
4.21	Affiliate Agreements	48
4.22	Internal Controls	48
4.23	Permits	48
4.24	Registration Statement	49
4.30	Paycheck Protection Program	54
4.31	Support Agreement.	54
4.32	No Additional Representations and Warranties	55

Article V REPRESENTATIONS AND WARRANTIES OF HOLICITY AND MERGER SUB		55

5.01	Corporate Organization	55
5.02	Due Authorization	56
5.03	No Conflict	57
5.04	Litigation and Proceedings	58
5.05	Compliance with Laws	58
5.06	Employee Benefit Plans	59
5.07	Governmental Authorities; Consents	59
5.08	Financial Ability; Trust Account	60
5.09	Taxes	60
5.10	Brokers’ Fees	61
5.11	Holicity SEC Reports; Financial Statements; Sarbanes-Oxley Act	61
5.12	Business Activities; Absence of Changes	62
5.13	Registration Statement	64
5.14	No Outside Reliance	64
5.15	Capitalization	65
5.16	Nasdaq Stock Market Quotation	66
5.17	Contracts; No Defaults	66
5.18	Title to Property	67
5.19	Investment Company Act	67
5.20	Affiliate Agreements	67
5.21	Sponsor Agreement.	67
5.22	Equity Financing	67

Article VI COVENANTS OF THE COMPANY		68

6.01	Conduct of Business	68
6.02	Inspection	72

6.03	Support Agreement	72
6.04	No Holicity Common Stock Transactions	72
6.05	No Claim Against the Trust Account	72
6.06	Proxy Solicitation; Other Actions	73
6.07	Non-Solicitation; Acquisition Proposals	74

Article VII COVENANTS OF HOLICITY		76

7.01	Subscription Agreements	77
7.02	Conduct of Holicity During the Interim Period	78
7.03	Trust Account	79
7.04	Inspection	79
7.05	Holicity Nasdaq Listing	80
7.06	Holicity Public Filings	80
7.07	Section 16 Matters	80
7.08	Exclusivity	80
7.09	Stockholder Action	80
7.11	Incentive Equity Plan	81
7.12	Obligations as an Emerging Growth Company and a Controlled Company	81
7.13	ITAR Matters	81

Article VIII JOINT COVENANTS		81

8.01	Support of Transaction	81
8.02	Transaction Litigation	82
8.03	Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval	82
8.04	Tax Matters	85
8.05	Confidentiality; Publicity	85
8.06	Post-Closing Cooperation; Further Assurances	86

8.07	Additional Insurance and Indemnity Matters	86
8.08	HSR Act and Regulatory Approvals	88

Article IX CONDITIONS TO OBLIGATIONS		90

9.01	Conditions to Obligations of All Parties	90
9.02	Additional Conditions to Obligations of Holicity	91
9.03	Additional Conditions to the Obligations of the Company	92

Article X TERMINATION/EFFECTIVENESS		93

10.01	Termination	94
10.02	Effect of Termination	94

Article XI MISCELLANEOUS		94

11.01	Waiver	94
11.02	Notices	95
11.03	Assignment	96
11.04	Rights of Third Parties	96
11.05	Expenses	96
11.06	Governing Law	96
11.07	Captions; Counterparts	96
11.08	Schedules and Exhibits	96
11.09	Entire Agreement	97
11.10	Amendments	97
11.11	Severability	97
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	97
11.13	Enforcement	98
11.14	Non-Recourse	98
11.15	Nonsurvival of Representations, Warranties and Covenants	98
11.16	Acknowledgments	99

Exhibits

Exhibit A – Form of PubCo Bylaws
Exhibit B – Form of PubCo Charter
Exhibit C – Form of PubCo Omnibus Incentive Plan
Exhibit D – Key Employees
Exhibit E – Form of Surviving Company Bylaws
Exhibit F – Form of Surviving Company Charter
Exhibit G – Form of Support Agreement
Exhibit H – Form of Director Nomination Agreement

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of February 2, 2021, is entered into by and among Holicity Inc., a Delaware corporation (prior to the Effective Time, “Holicity” and, at and after the Effective Time, “PubCo”), Holicity Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Astra Space, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Holicity is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Holicity, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions of this Agreement, at the Closing, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, in connection with the Merger, the stockholders of the Company will be entitled to receive merger consideration in the form of the right to receive stock in PubCo, as more fulsomely described in this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Agreement (the “Sponsor Agreement”) with the Company, pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Holicity Organizational Documents or any other anti-dilution or similar protection with respect to the Holicity Class B Common Stock (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (c) not effect any sale or distribution of any Equity Securities of Holicity held by such stockholders subject to the terms described therein and (d) not to redeem any of the Equity Securities of Holicity such stockholder owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Holicity, the Company, certain Holicity Stockholders and certain Company Stockholders who will receive PubCo’s Common Stock pursuant to Article III have entered into that certain Investors’ Rights Agreement (the “Investors’ Rights Agreement”), to be effective upon the Closing;

WHEREAS, prior to the date hereof, Holicity has conducted a private placement equity offering to secure firm commitments for $200,000,000 of Equity Financing pursuant to the terms of Subscription Agreements;

WHEREAS, in connection with the Merger, Holicity shall adopt the amended and restated bylaws (the “PubCo Bylaws”) in the form set forth on Exhibit A;

WHEREAS, in connection with the Merger, Holicity shall adopt, subject to obtaining the Holicity Stockholder Approval, the amended and restated certificate of incorporation (the “PubCo Charter”) in the form set forth on Exhibit B, to provide, among other things, (i) for an increase in the number of authorized shares of PubCo’s Class A Common Stock and PubCo’s Class B Common Stock, and (ii) that PubCo’s Class B Common Stock will have the same economic terms as PubCo’s Class A Common Stock, but will carry increased voting rights in the form of ten (10) votes per share;

WHEREAS, at the Closing, the shares of Company Class B Common Stock (including shares of Company Founders Preferred Stock that will be converted into shares of Company Class B Common Stock as part of the Exchange), will be converted into shares of PubCo’s Class B Common Stock;

WHEREAS, pursuant to the Holicity Organizational Documents, Holicity shall provide an opportunity to its stockholders to have their Holicity Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Holicity Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Holicity for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Holicity shall, subject to obtaining the Holicity Stockholder Approval, adopt the Astra 2021 Omnibus Incentive Plan (the “PubCo Omnibus Incentive Plan”) in the form set forth on Exhibit C;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”) and (ii) either the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code or, if applicable, the Transactions shall constitute a transaction that qualifies under Section 351 of the Code (the “Intended Tax Treatment”);

WHEREAS, the respective boards of directors or similar governing bodies of each of Holicity, Merger Sub and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and (ii) recommended to their respective stockholders the approval and adoption of this Agreement and the Transactions;

WHEREAS, as a condition and material inducement to the willingness of Holicity and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the employees of the Company listed in Exhibit D (the “Key Employees”) have entered into new employment arrangements with the Company or its designee (the “Employment Arrangements”), to become effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Holicity, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.07(b).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Active Government Bid” has the meaning specified in Section 4.26(a).

“Active Government Contract” has the meaning specified in Section 4.26(a).

“Additional Proposal” has the meaning specified in Section 8.03(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Financing” has the meaning specified in Section 4.07.

“Amendment Proposal” has the meaning specified in Section 8.03(c).

“Ancillary Agreements” means this Agreement, the PubCo Bylaws, the PubCo Charter, the Sponsor Agreement, the Support Agreement, the Investors’ Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act, 18 U.S.C. § 1952, and the U.K. Bribery Act 2010, when applicable.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 6.11.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 7.08.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable rules, regulations and guidance, in each case, as amended.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Holicity, filed with the Secretary of State of the State of Delaware on August 5, 2020, as amended by that Amendment No. 1 to the Amended and Restated Certificate of Incorporation of Holicity filed with the Secretary of State of the State of Delaware on August 6, 2020.

“Certificate of Merger” has the meaning specified in Section 2.01.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Share Price” means $10.00 per share.

“Code” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.03(e).

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

“Company Certificate” has the meaning specified in Section 3.03(a).

“Company Certificate of Incorporation” means the Fourth Amended and Restated Certificate of Incorporation of the Company.

“Company Class A Common Stock” has the meaning specified in Section 4.06(a).

“Company Class B Common Stock” has the meaning specified in Section 4.06(a).

“Company Common Stock” means Company Class A Common Stock and Company Class B Common Stock.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company FCC Authorizations” has the meaning specified in Section 4.28(a)(i).

“Company Founders Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Information Statement” has the meaning specified in Section 8.03(e).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company, as currently conducted.

“Company Option” has the meaning specified in Section 3.05(a).

“Company Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 6.03.

“Company Restricted Share” has the meaning specified in Section 3.05(c).

“Company Series A Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Series B Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Series C Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Series Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Schedules” means the disclosure schedules of the Company.

“Company Software” means all Owned Company Software and third party Software used in the business of the Company, as currently conducted.

“Company Stock Plan” means the Astra Space, Inc. 2016 Equity Incentive Plan.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Warrant” has the meaning specified in Section 3.05(b).

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Copyleft Terms” has the meaning specified in Section 4.11(l).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Holicity to withhold, condition or delay consent with respect to such action or inaction (whether or not Holicity has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“DGCL” has the meaning specified in the recitals hereto.

“Director Nomination Agreement” has the meaning specified in Section 9.02(e).

“Dissenting Shares” has the meaning specified in Section 3.09.

“DOT” has the meaning specified in Section 4.23.

“Effective Time” has the meaning specified in Section 2.01.

“Employment Arrangements” has the meaning specified in the recitals hereto.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, treatment, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 2.01.

“Equity Financing” means the aggregate amount of cash actually invested in (or contributed to) Holicity by the Equity Investors pursuant to any Subscription Agreements.

“Equity Investor” means any Person that is a party to a Subscription Agreement.

“Equity Value” means an amount equal to $2,030,000,000.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange” has the meaning specified in Section 3.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio determined by dividing (a) the Per Share Merger Consideration Value by (b) the Closing Share Price.

“Excluded Shares” has the meaning specified in Section 3.01(f).

“FAA” has the meaning specified in Section 4.23.

“FAR” means Federal Acquisition Regulation.

“FCC Law” has the meaning specified in Section 4.28(a)(i).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Founders” means Chris Kemp and Adam London, each a “Founder”.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the Company Representations and Warranties (as qualified by the Company Schedules), or (b) Holicity or Merger Sub with respect to the Holicity and Merger Sub Representations (as qualified by the Holicity and Merger Sub Schedules); provided that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by or on behalf of the Named Party sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Named Party to deceive and mislead the other party hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Bid” means a Bid issued by a contractor that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract, as amended by binding modifications or change orders, between the Company and (i) a Governmental Authority, (ii) any prime contractor of a Governmental Authority or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, directive, mandate, consent, approval or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products or derivatives, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“Holicity” has the meaning specified in the preamble hereto.

“Holicity Affiliate Agreement” has the meaning specified in Section 5.20.

“Holicity and Merger Sub Representations” means the representations and warranties of each of Holicity and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Holicity and Merger Sub Schedules. For the avoidance of doubt, the Holicity and Merger Sub Representations are solely made by Holicity and Merger Sub.

“Holicity and Merger Sub Schedules” means the disclosure schedules of Holicity and Merger Sub.

“Holicity Benefit Plans” has the meaning specified in Section 5.06.

“Holicity Board” means the board of directors of Holicity.

“Holicity Board Recommendation” has the meaning specified in Section 8.03(d).

“Holicity Common Stock” means Holicity Class A Common Stock and Holicity Class B Common Stock.

“Holicity Class A Common Stock” means Holicity’s Class A Common Stock, par value $0.0001 per share.

“Holicity Class B Common Stock” means Holicity’s Class B Common Stock, par value $0.0001 per share.

“Holicity Cure Period” has the meaning specified in Section 10.01(c).

“Holicity Organizational Documents” means the Certificate of Incorporation and Holicity’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Holicity SEC Reports” has the meaning specified in Section 5.11(a).

“Holicity Stockholder” means a holder of Holicity Class A Common Stock.

“Holicity Stockholder Approval” has the meaning specified in Section 5.02(b).

“Holicity Units” means the units of Holicity issued in connection with its initial public offering, which such units are comprised of one (1) share of Holicity Class A Common Stock and one-third of one Public Warrant.

“Holicity Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Improvements” has the meaning specified in Section 4.18(f).

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) works of authorship (whether or not published) and copyrights (registered or otherwise, including moral rights of authors), database rights, and all other intellectual property rights with respect to Software and other works of authorship, and all registrations and applications for registration thereof, and all intellectual property rights therein provided by multinational treaties or conventions (collectively, “Copyrights”); (ii) inventions and all national and multinational statutory invention registrations, patents, patent registrations, patent applications, industrial designs, industrial models, and provisional patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations of any of the foregoing, and all intellectual property rights therein provided by national or multinational treaties or conventions (collectively, “Patents”); (iii) trademarks, service marks, trade names, trade dress, brands, logos, corporate names, and other similar indicia of source or origin (in each case whether or not registered) and any registration, application, renewal or extension of any of the foregoing and any goodwill associated with any of the foregoing (collectively, “Trademarks”); (iv) trade secrets and proprietary information, proprietary know-how, algorithms, methods, documentation, processes, formulae, customer lists, and business or marketing plans (collectively, “Trade Secrets”); (v) Internet domain names (“Domain Names”); (vi) Software; and (vii) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (i) through (vi) above.

“International Trade Laws” means all applicable export control, economic sanctions, import, and customs laws, regulations, rules and licenses of the United States and other governments, including but not limited to, the International Traffic in Arms Regulations (“ITAR”) administered by the U.S. Department of State, the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce, the International Emergency Economic Powers Act (“IEEPA”) and the Trading with the Enemy Act (“TWEA”), the sanctions, embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the Foreign Trade Regulations administered by the U.S. Department of Commerce’s Bureau of Census, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and the customs and import laws administered by the U.S. Department of Homeland Security’s Customs and Border Protection (“CBP”).

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“IP Contributor” has the meaning specified in Section 4.11(c)(ii).

“IP Licenses” has the meaning specified in Section 4.11(e).

“Investors’ Rights Agreement” has the meaning specified in the recitals hereto.

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Company for use in the conduct of its business as it is currently conducted.

“JOBS Act” has the meaning specified in Section 7.11.

“Key Employees” has the meaning specified in the recitals hereto.

“Law” means any statute, law (including common law), code, treaty, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company.

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Material Adverse Effect” means any event, change or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Holicity (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company to meet any projections, forecasts or budgets (provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)) or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Holicity has requested or to which it has consented, except in the cases of clause  (a), (b), (d), (f) and (g), to the extent that such change has a disproportionate impact on the Company as compared to other industry participants, or (ii) the ability of the Company to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in Section 2.01.

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Named Parties” means (i) with respect to this Agreement, the Company, Holicity and Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Capital Market.

“NISP” has the meaning specified in Section 4.26(a).

“Offer” has the meaning specified in the recitals hereto.

“Open Source Materials” has the meaning specified in Section Section 1.1(k).

“Outstanding Holicity Expenses” has the meaning specified in Section 3.08(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.08(a).

“Owned Company Software” means all Software owned or purported to be owned by the Company.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company and includes the Owned Company Software.

“Per Share Merger Consideration” means (a) with respect to any share of Company Class A Common Stock or any share of Company Series Preferred Stock issued and outstanding immediately prior to the Effective Time, a number of shares of PubCo’s Class A Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) the Closing Share Price and (b) with respect to any share of Company Class B Common Stock or any shares of Company Founders Preferred Stock issued and outstanding immediately prior to the Effective Time, including those issued in connection with the Exchange, a number of shares of PubCo’s Class B Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) the Closing Share Price.

“Per Share Merger Consideration Value” means (a) (x) the Equity Value plus (y) the aggregate exercise price of all of the Company Options and Company Warrants described in clause (b)(i)(B) below divided by (b) the number of all outstanding shares, as of the date hereof, of Company Common Stock (including (A) shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding on the date hereof, (B) any shares of Company Common Stock issued or issuable upon the exercise of all Company Options and Company Warrants outstanding on the date hereof and (C) the vesting of Company Restricted Shares outstanding as on the date hereof).

“Permits” means all permits, franchises, exemptions, allocations, filings, waivers, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, provided that, in all instances, such Liens are permitted pursuant to the applicable Real Property Lease(s), (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not have a Material Adverse Effect on the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property or otherwise have a Material Adverse Effect on the present use of such property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property or otherwise have a Material Adverse Effect on the present use of such property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(b) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.

“PPP Escrow Account” means the PPP Escrow Amount, as the same may be increased or decreased from time to time pursuant to the terms of the PPP Escrow Agreement.

“PPP Escrow Agreement” means an agreement by and among the Purchaser, the Seller and the PPP Lender, to be executed and delivered at the Closing.

“PPP Escrow Amount” means $4,947,000.00.

“PPP Forgiveness Application” means a Paycheck Protection Program Loan Forgiveness Application, SBA Form 3508 with respect to the PPP Loan (together with all certifications set forth therein and all appendices, exhibits, attachments and other documents submitted in connection therewith).

“PPP Lender” means Silicon Valley Bank.

“PPP Loan” means the Indebtedness of the Company incurred pursuant to that certain Promissory Note, in the original principal amount of $4,850,000.00, by and between the Company and the PPP Lender.

“PPP Loan Application” means the Paycheck Protection Program Borrower Application Form, SBA Form 2483, submitted by the Company in connection with the PPP Loan, together with all certifications set forth therein and all appendices, exhibits, attachments and other documents submitted in connection therewith.

“PPP Loan Forgiveness” has the meaning set forth in Section 6.10(d).

“Privacy and Security Requirements” means, to the extent applicable to the Company: (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data.

“Private Placement Warrants” has the meaning ascribed to it in the Holicity SEC Reports as of the date of this Agreement.

“Public Warrant” has the meaning ascribed to it in the Holicity SEC Reports as of the date of this Agreement.

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.03(c).

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement” means the proxy statement filed by Holicity as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Holicity Stockholders to approve the Proposals (which shall also provide the Holicity Stockholders with the opportunity to redeem their shares of Holicity Class A Common Stock in conjunction with a stockholder vote on the Business Combination).

“PubCo” has the meaning specified in the preamble hereto.

“PubCo Bylaws” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Omnibus Incentive Plan” has the meaning specified in the recitals hereto.

“PubCo Omnibus Incentive Plan Proposal” has the meaning specified in Section 8.03(c).

“PubCo Option” has the meaning specified in Section 3.05(a).

“PubCo Warrant” has the meaning specified in Section 3.05(b).

“PubCo’s Class A Common Stock” means PubCo’s Class A Common Stock, par value $0.0001 per share, entitling the holder of each such share to one (1) vote per share.

“PubCo’s Class B Common Stock” means PubCo’s Class B Common Stock, par value $0.0001 per share, entitling the holder of each such share to ten (10) votes per share.

“PubCo’s Common Stock” means PubCo’s Class A Common Stock and PubCo’s Class B Common Stock.

“PubCo’s Restricted Share” has the meaning specified in Section 3.05(c).

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeeming Stockholder” means an Holicity Stockholder who demands that Holicity redeem its Holicity Class A Common Stock for cash in connection with the Offer and in accordance with the Holicity Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 1.1(a).

“Registration Statement” has the meaning specified in Section 8.03(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Restricted Party” means the following: (i) any Person on the OFAC list of Specially Designated Nationals and Blocked Persons, List of Foreign Sanctions Evaders, or Sectoral Sanctions Identifications List; (ii) any Person on the Denied Persons List, Unverified List, or the Entity List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce; (iii) any Person on the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; (iv) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i), (ii) or (iii) so as to subject the Person to sanctions; (v) any Person that is organized, ordinarily resident, or located in a Sanctioned Country; or (vi) any Person on any other list maintained by any relevant Governmental Authority restricting the export of any item to specific individuals, companies or other entities.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo administered by the United States (currently, Cuba, Iran, North Korea, Syria and the Crimea region).

“SBA” means the United States Small Business Administration.

“SEC” means the United States Securities and Exchange Commission.

“Schedules” means the Holicity and Merger Sub Schedules and the Company Schedules.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all computer software programs and software systems, including all computer software and code (including source code, executable code, and object code), databases and compilations (including any and all data and collections of data, whether machine readable or otherwise), compilers and decompilers, development tools, menus, higher level or “proprietary” languages, templates, macros, user interfaces, report formats, firmware, data files, whether in source code, object code or human readable form, and all documentation and materials (including user manuals, other specifications, training documentation, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing) and know-how relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Holicity Class A Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Pendrell Holicity Holdings Corporation, a Washington corporation.

“Sponsor Stock Conversion” shall have the meaning given to it in Section 3.01(b).

“Stock Issuance Proposal” has the meaning specified in Section 8.03(c).

“Stockholder Action” has the meaning specified in Section 7.09.

“Substitute Awards” has the meaning specified in Section 3.05(d).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Subscription Agreement” means an agreement executed by an Equity Investor pursuant to which such Equity Investor has committed to invest cash in Holicity in order to acquire Holicity Class A Common Stock prior to or in connection with the Closing.

“Support Agreement” has the meaning specified in Section 6.03.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Company Bylaws” means the form of bylaws set forth on Exhibit E.

“Surviving Company Charter” means the form of amended and restated certificate of incorporation set forth on Exhibit F.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Terminating Holicity Breach” has the meaning specified in Section 10.01(c).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transaction Litigation” has the meaning specified in Section 8.02.

“Transaction Proposal” has the meaning specified in Section 8.03(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Trustee” has the meaning specified in Section 5.08(a).

“Unit Separation” means, the election of any holder of an Holicity Unit to separate such Holicity Unit into Holicity Class A Common Stock and Public Warrants.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Holicity.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Holicity’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (i) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (ii) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (iii) no such COVID-19 Actions shall serve as a basis for Holicity to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(c) Any reference in this Agreement to “PubCo” shall also mean Holicity to the extent the matter relates to the pre-Closing period and any reference to “Holicity” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).

(d) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (1) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (2) with respect to Holicity, filed with the SEC by Holicity on or prior to the date hereof.

(j) Except to the extent expressly set forth therein, references to the Company in Article IV, Article VI, Article VIII, Article IX and, to the extent applicable, the definitions set forth in this Article I that are used in each such Article shall be deemed to mean, collectively, the Company and each of its Subsidiaries and, to the extent applicable, the Company on a consolidated basis with its Subsidiaries.

1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, each of the Founders, Martin Attiq and Kelyn Brannon and, in the case of Holicity, Craig McCaw, Randy Russell, R. Gerard Salemme and Andy Quartner.

Article II
THE MERGER; CLOSING

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Holicity and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Holicity and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.04 Organizational Documents of Holicity and the Surviving Company.

(a) At the Closing and immediately prior to the Effective Time, the Certificate of Incorporation and the bylaws of Holicity shall be amended and restated in their entirety to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b) At the Effective Time by virtue of the Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entireties to be the Surviving Company Charter and the Surviving Company Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

2.05 Directors and Officers of Holicity and the Surviving Company.

(a) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of the Nasdaq (and, for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Holicity shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of the persons designated by the Company in writing prior to Closing (including the person contemplated to be on the PubCo Board pursuant to the Director Nomination Agreement). On the Closing Date, Holicity shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Holicity shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of Holicity (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c) The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) certain directors or executive officers of the Company, determined by the Company and communicated in writing to Holicity prior to the Closing Date, shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board).  Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(d) Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Article III
EFFECTS OF THE MERGER

3.01 Effect on Capital Stock. Subject to the provisions of this Agreement:

(a) immediately prior to the Effective Time, each share of Company Class A Common Stock that is held by a Founder that is issued and outstanding as of such time shall automatically convert into one (1) share of Company Class B Common Stock in accordance with an exchange agreement dated prior to the Effective Time between the Company and each Founder (the “Exchange”);

(b) immediately prior to the Effective Time, each share of Holicity Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Certificate of Incorporation into one (1) share of Holicity Class A Common Stock (the “Sponsor Stock Conversion”), all of the shares of Holicity Class B Common Stock converted into shares of Holicity Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Holicity Class B Common Stock shall thereafter cease to have any rights with respect to such securities;

(c) at the Effective Time (and, for the avoidance of doubt, immediately following the consummation of the Exchange and the Sponsor Stock Conversion), by virtue of the Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein (including without limitation delivery of the release contemplated by Section 3.03(a)(ii)), each share of Company Common Stock and each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and Excluded Shares), shall be converted into the right to receive the applicable Per Share Merger Consideration payable to the holder thereof in accordance with the procedures set forth in Section 3.03;

(d) at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(e) at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time (the “Excluded Shares”) shall be cancelled and no payment or distribution shall be made with respect thereto.

3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of Holicity Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by Holicity with respect to the number of its issued and outstanding shares of Holicity Common Stock (or any other issued and outstanding equity security interests in Holicity) or rights to acquire Holicity Common Stock (or any other equity security interests in Holicity), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of Holicity Common Stock (or any other equity security interests in Holicity), as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of shares of Company Preferred Stock or the holders of Holicity Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.01(e) shall not be construed to permit Holicity, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03 Delivery of Per Share Merger Consideration.

(a) Concurrently with the mailing of the Company Information Statement, Holicity shall cause to be mailed to each holder of record of Company Common Stock and Company Preferred Stock at the address provided to Holicity by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against PubCo and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock or Company Preferred Stock and (iii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock and Company Preferred Stock, as applicable, shall pass, only upon delivery of the shares of Company Common Stock and Company Preferred Stock, as applicable, to Holicity (including all certificates representing shares of Company Common Stock and Company Preferred Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Common Stock or Company Preferred Stock are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Common Stock and Company Preferred Stock, to the extent such shares of Company Common Stock and Company Preferred Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Holicity, the holder of such shares of Company Common Stock and Company Preferred Stock, as applicable, shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the Per Share Merger Consideration into which such shares of Company Common Stock and Company Preferred Stock, as applicable, have been converted pursuant to Section 3.01(b) (after giving effect to Section 3.01(a)). Until surrendered as contemplated by this Section 3.03(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each share of Company Common Stock and Company Preferred Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the consideration described in Section 3.01(b) which the holders of shares of Company Common Stock and Company Preferred Stock, as applicable, were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

3.04 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Certificate, the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holicity, the provision by such Person of a customary indemnity against any claim that may be made against Holicity with respect to such Company Certificate, Holicity shall issue or pay in exchange for such lost, stolen or destroyed Company Certificate the consideration issuable or payable in respect thereof as determined in accordance with this Article III.

3.05 Treatment of Company Options, Warrants and Company Restricted Shares.

(a) Effective as of the Effective Time, each option to purchase shares of the Company Common Stock (a “Company Option”) granted under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by the PubCo and shall be converted into a stock option (a “PubCo Option”) to acquire shares of PubCo’s Class A Common Stock in accordance with this Section 3.05(a). Each such PubCo Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions, including, without limitation, Section 3.05(d) and Section 3.05(e) below). As of the Effective Time, each such PubCo Option as so assumed and converted shall be for that number of shares of PubCo’s Class A Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent. The Company shall terminate the Company Stock Plan as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of PubCo Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.05(a).

(b) Effective as of the Effective Time, each warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms, by virtue of the Merger and without any action on the part of the PubCo, the Company or the holder of any such Company Warrant, shall be converted into a warrant (a “PubCo Warrant”) to acquire shares of PubCo’s Class A Common Stock in accordance with this Section 3.05(b). Each such PubCo Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrant immediately prior to the Effective Time. As of the Effective Time, each such PubCo Warrant as so assumed and converted shall be for that number of shares of PubCo’s Class A Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Warrant immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of PubCo Warrants shall cease to have any rights with respect to such Company Warrant, except as set forth in this Section 3.05(b).

(c) Effective as of immediately prior to the Effective Time, each unvested restricted share of Company Common Stock and each unvested restricted stock unit of Company Common Stock (each a “Company Restricted Share”) granted under any Company Stock Plan or otherwise, other than those Company Restricted Shares set forth on Schedule 3.05(c), shall, by virtue of the Merger, and without any required action on the part of the holder thereof (or subject to obtaining the consent of the holder to the extent necessary), become immediately vested and each such holder of a Company Restricted Share shall be entitled to receive the Per Share Merger Consideration payable or issuable to a holder of Company Common Stock pursuant to the terms and conditions of this Agreement, less applicable tax withholding, if any. In respect of the Company Restricted Shares set forth on Schedule 3.05(c), as of the Effective Time, each such Company Restricted Share, to the extent then unvested and outstanding, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into a number of shares of restricted PubCo’s Common Stock (a “PubCo’s Restricted Share”) equal to the number of shares of PubCo’s Common Stock issuable as Per Share Merger Consideration in consideration for one (1) share of such Company Common Stock, rounded to the nearest whole share of such PubCo’s Common Stock.

(d) Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).  Following the Effective Time, each PubCo Option and PubCo’s Restricted Share shall be subject to the PubCo Omnibus Incentive Plan (and considered “Substitute Awards” for purposes thereof) and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option and Company Restricted Share as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.

(e) Prior to the Closing, the Company and Holicity shall take, or cause to be taken, all necessary or appropriate actions under the Company Stock Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of shares of PubCo’s Class A Common Stock and PubCo’s Class B Common Stock, as applicable, for delivery upon exercise or delivery of the Substitute Awards under the PubCo Omnibus Incentive Plan, or otherwise to give effect to the provisions of this Section 3.05. No less than five (5) business days prior to Closing, the Company and Holicity shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which will be considered in good faith.

3.06 Withholding. Each of Holicity, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.06 other than with respect to compensatory payments made pursuant to this Agreement, Holicity shall use commercially reasonably efforts to give the Company at least five (5) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.06. To the extent that Holicity, Merger Sub, the Company, the Surviving Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.07 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo’s Common Stock or certificates or scripts representing such fractional shares shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01(b), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo’s Common Stock. In lieu of the issuance of any such fractional share, PubCo shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the fraction equal to the amount of the fractional share of PubCo’s Common Stock to which such holder otherwise would have been entitled but for this Section 3.07 multiplied by (ii) an amount equal to the VWAP of shares of Holicity Class A Common Stock for the twenty (20) trading days prior to the date that is three (3) Business Days prior to the Closing.

3.08 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Holicity a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Stockholders in connection with the conduct of the Company’s sale process (including the evaluation and negotiation of business combinations with other third parties) and the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Stockholders incurred in connection with the Transactions; and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Holicity shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of Holicity, Merger Sub or the Sponsor for outside counsel and fees and expenses of Holicity, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Holicity, Merger Sub or the Sponsor in connection with Holicity’s initial public offering (including any deferred underwriter fees) or the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Holicity Expenses”). On the Closing Date, following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Holicity Expenses.

3.09 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Merger Consideration upon the terms and conditions set forth in this Agreement. The Company shall give Holicity prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Holicity shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Holicity, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Holicity and Merger Sub as follows:

4.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to Holicity are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02 Subsidiaries.

(a) Schedule 4.02 sets forth a complete and accurate list of the name and jurisdiction of organization of each of the Company’s Subsidiaries and the authorized, issued and outstanding equity interests and record and beneficial ownership of each Subsidiary of the Company. Other than as set forth on Schedule 4.02, the Company does not have any Subsidiaries. Each Subsidiary of the Company has been duly incorporated, is validly existing and in good standing under the Laws of its State of incorporation and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The organizational documents of each Subsidiary of the Company have previously been made available by the Company to Holicity and are true, correct and complete and are in effect as of the date of this Agreement.

(b) Each Subsidiary of the Company is licensed or duly qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) All of the outstanding equity interests of each Subsidiary of the Company is duly authorized, validly issued and is directly owned of record by the Company, free and clear of any Liens. There are no other equity interests of any Subsidiary of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Company or any Subsidiary of the Company is a party or is bound requiring the issuance, delivery or sale of equity securities of any Subsidiary of the Company.

(d) No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or that are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Subsidiary of the Company on any matter. There are no contracts to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound to (x) repurchase, redeem or otherwise acquire any equity interests of any Subsidiary of the Company or any other Person or (y) vote or dispose of any equity interests of, or voting interest in, any Subsidiary of the Company or any other Person. There are no irrevocable proxies and no voting agreements with respect to any equity interests of, or voting interest in, any Subsidiary of the Company.

4.03 Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the adoption of this Agreement and approval of the Merger by holders of Company Capital Stock who can give the Company Requisite Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which the Company is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to this Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not provide the basis for disqualification, cancellation, or similar negative consequences with respect to any Contracts between the Company, on the one hand, and the United States Government, on the other hand, including, without limitation, Contracts related to launch services, loans, funding or grants. In no event will the conversion of Company Capital Stock into the right to receive the applicable Per Share Merger Consideration or the distribution of the Per Merger Consideration as set forth herein be superseded by any other Contract.

4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Holicity contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) any amendments, notifications, and/or filings required under the ITAR, (d) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (e) as otherwise disclosed on Schedule 4.05.

4.06 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company is 620,970,175 shares of capital stock consisting of: (i) 322,000,000 shares of Class A Common Stock, par value $0.000001 per share (the “Company Class A Common Stock”); (ii) 92,500,000 shares of Class B Common Stock, par value $0.000001 per share (the “Company Class B Common Stock”); (iii) 18,500,000 shares of founders preferred stock, par value $0.000001 per share (the “Company Founders Preferred Stock”); and (iv) 187,970,175 shares of other preferred stock, $0.000001 per share (the “Company Series Preferred Stock” and together with the Company Founders Preferred Stock, the “Company Preferred Stock”), of which (1) 66,191,660 shares are designated as Series A Preferred Stock (the “Company Series A Preferred Stock”); (2) 71,288,515 shares are designated as Series B Preferred Stock (the “Company Series B Preferred Stock”) and (3) 50,490,000 shares are designated as Series C Preferred Stock (the “Company Series C Preferred Stock”). As of the date hereof, there are: (A) 23,569,583 shares of Company Class A Common Stock issued and outstanding; (B) 71,100,000 shares of Company Class B Common Stock issued and outstanding; (C) 12,458,592 shares of Company Founders Preferred Stock issued and outstanding; (D) 65,780,540 shares of Company Series A Preferred Stock issued and outstanding; (E) 70,713,123 shares of Company Series B Preferred Stock issued and outstanding; and (F) 50,483,785 shares of Company Series C Preferred Stock issued and outstanding.

(b) All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.06(b), are fully vested. Set forth on Schedule 4.06(b) is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company (other than Company Options) and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.05 or on Schedule 4.06(b) or pursuant to the Company Stock Plan, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(c) Except as set forth on Schedule 4.06(c) for (i) Company Options granted pursuant to the Company Stock Plan, (ii) the Company Preferred Stock, (iii) the Company Restricted Shares granted pursuant to the Company Stock Plan and (iv) the Company Warrants, as of the date hereof there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, except as set forth on Schedule 4.06(c), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.06(c), as of the date hereof the Company is not party to any shareholders’ agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Option, Company Restricted Share, and Company Warrant, Schedule 4.06(c) sets forth, as of the date hereof, the name of the holder of such Company Option, Company Restricted Share or Company Warrant, the number of vested and unvested shares covered by such Company Option, Company Restricted Share, or Company Warrant, the date of grant and the cash exercise price, strike price or offset amount per share/unit of such Company Option, Company Restricted Share, or Company Warrant, as applicable. The Company has made available to Holicity a true and complete copy of the form of agreement evidencing each Company Warrant and has also delivered any other warrant agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. The Company has made available to Holicity true and complete copies of the Company Stock Plan and the form of agreement evidencing each Company Option and Company Restricted Share, and has also delivered any other option agreements and restricted share agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (A) was granted, in all material respects, in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board or compensation committee actually awarded such Company Option, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) does not trigger any material liability under Section 409A of the Code.

(d) No event has occurred that has or could have caused an adjustment to the Conversion Price (as defined in the certificate of incorporation of the Company, as amended) of the Preferred Stock of the Company.

4.07 Financial Statements. Attached as Schedule 4.07 are the unaudited balance sheets of the Company as of September 30, 2020, December 31, 2019 and December 31, 2018 and the unaudited statements of operations, statements of stockholders’ equity (deficit) and statements of cash flows of the Company for the nine (9) months ended September 30, 2020 and the years ended December 31, 2019 and December 31, 2018 (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the unaudited financial statements as of and for the nine (9) months ended September 30, 2020, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from the books and records of the Company.

4.08 Undisclosed Liabilities. There is no liability, debt or obligation against the Company that would be required to be set forth or reserved for on a balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to exceed $5,000,000. Except as set forth on Schedule 4.08, the Company does not have any material Indebtedness other than the PPP Loan.

4.09 Litigation and Proceedings. Except as set forth in Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against the Company, or otherwise affecting the Company or its assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any property, asset or business of the Company is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions.

4.10 Compliance with Laws.

(a) Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19) and compliance with Tax Laws (which are the subject of Section 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is, and since December 31, 2017 has been, in compliance in all material respects with all applicable Laws. The Company has not received any written notice from any Governmental Authority of a violation of any applicable Law by the Company at any time since December 31, 2017, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except where the failure to have or to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company: (i) is in compliance in all material respects with all Laws applicable to its business, operations, and assets, including the Federal Aviation Regulations, and any other applicable rules, regulations, directives or policies of the DOT and/or FAA; (ii) immediately following the Closing, will have all material Permits required to conduct the business of the Company in the same manner as such operations and services are conducted as of the date of this Agreement and as of immediately prior to the Closing; and (iii) except as set forth in Schedule 4.10(b), has not received any written notice of or been charged with the violation of any laws, and has not been the subject of any DOT or FAA enforcement action or investigation. The Company is not a party to or bound by any Governmental Order. To the Company’s knowledge, the Company is not under investigation with respect to the violation of any Laws, and there are no facts or circumstances which could reasonably form the basis for any such violation.

(c) During the past three (3) years, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) there has been no action taken by the Company or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Law, (2) the Company has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, nor, to the knowledge of the Company, has any investigation been threatened or pending, (3) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, (4) the Company has not received any written notice, inquiry or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law, nor has any such notice, inquiry or citation been threatened or is pending and (5) the Company has instituted and maintained policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws. No officer, director, manager or, to the knowledge of the Company, employee, agent or member of the Company is a foreign official within the meaning of the FCPA.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a list of all registered and applied for Patents, Trademarks, Copyrights, and Domain Names owned or purported to be owned, solely or jointly, by the Company (collectively, the “Registered Intellectual Property”), setting forth as to each such item, if applicable: (i) the record and, if different, the legal and beneficial owner of such item (and if any other Person has an ownership interest in such item, the nature of such ownership interest), (ii) the applicable application, registration or serial number, and the date and status of such registration or filing, (iii) the date of application, registration or issuance of such item, and (iv) the jurisdiction in which such item is registered, issued or pending.

(b) Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as specifically identified on Schedule 4.11(a) with respect to Registered Intellectual Property jointly owned with another Person, the Company is the sole and exclusive legal and beneficial owner of all right, title and interest to and in the Owned Intellectual Property, free and clear of all Liens other than Permitted Liens. Without limiting the generality of the foregoing, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect:

(i) all documents and instruments necessary to establish, perfect and maintain the rights of the Company with respect to any Registered Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority (or validly registered with the appropriate registrar in the case of Domain Names and the like);

(ii) Except as set forth on Schedule 4.11(b)(ii), each Person who is or was involved in the creation or development of any Owned Intellectual Property (each an “IP Contributor”) has executed and delivered to the Company a valid and enforceable agreement assigning to the Company all Intellectual Property Rights that were created by such IP Contributor for the benefit of the Company. The Company otherwise retains ownership of all original works of authorship created by an IP Contributor as “works made for hire” as defined in the United States Copyright Act. Each current and former employee, consultant and contractor of the Company has executed and delivered an agreement under which the employee, consultant or contractor agrees not to use or disclose any material confidential or proprietary information of the Company (or of third parties that has been disclosed to the Company under an obligation of confidentiality) except as authorized by the Company. To the knowledge of the Company, no IP Contributor or other current or former employee, consultant and contractor of the Company has breached or violated any of the agreements referenced in this Section 4.11(b)(ii);

(iii) To the knowledge of the Company, (A) no funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or government research center were used in the development of any Owned Intellectual Property, and (B) no Governmental Authority, university, college or other educational institution or research center has any ownership in or rights to any Owned Intellectual Property;

(iv) To the knowledge of the Company, no current or former stockholder, officer, director or employee of the Company has any claim, right (whether or not currently exercisable) or interest in or to any Owned Intellectual Property;

(v) To the knowledge of the Company, the Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect all material Trade Secrets and other material proprietary or confidential information of the Company or of any Person to which the Company has a written confidentiality obligation;

(vi) to the knowledge of the Company, no Owned Intellectual Property is subject to any outstanding consent, arbitral award, settlement, decree, order, injunction, judgment or ruling restricting the use or ownership thereof, and there are no facts, circumstances or information that would or could reasonably be expected to have a Material Adverse Effect on the ability of the Company to use or practice the Owned Intellectual Property immediately following the Closing in substantially the same manner as currently used and practiced;

(vii) to the knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property that is necessary to and sufficient for the conduct of the business of the Company as now conducted; and

(viii) the Company is not now, and, to the knowledge of the Company, never has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Owned Intellectual Property.

(c) To the knowledge of the Company, all Registered Intellectual Property is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) no interference, opposition, cancellation, reissue, reexamination, review or other Legal Proceeding contesting or challenging the ownership, scope, validity or enforceability of any Registered Intellectual Property is pending or, to the knowledge of the Company, threatened in writing, and to the Company’s knowledge there is no reasonable basis for any such claim;

(ii) to the knowledge of the Company, no act has been done or omitted to be done by the Company, which has, had or would reasonably be expected to have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Owned Intellectual Property, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(iii) except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, all prior art material to the patentability of the claims in any issued or applied for Patents in the Registered Intellectual Property is cited in the respective issued Patents, applications or associated file histories thereof, and the Company has complied with the duty of disclosure, candor and good faith in connection with each such Patent.

(d) Schedule 4.11(d) contains a true and accurate list of all material active written Contracts pursuant to which the Company (i) licenses from a third party Intellectual Property that is material to the business of the Company (excluding (A) licenses for commercially available Software in object code form (e.g., “click wrap”, “off-the-shelf” or “shrink wrap”, and open source software licenses) that do not involve expenses of the Company of more than $250,000 and (B) any other license to Intellectual Property that are generally commercially available to the public) or (ii) licenses that grant to a third party any rights in or to use Owned Intellectual Property (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business (clauses (i) and (ii), collectively, the “IP Licenses”). To the knowledge of the Company, there is no material outstanding or threatened dispute or disagreement with respect to any IP License.

(e) To the knowledge of the Company, no Person is currently infringing upon, misappropriating, making unlawful use of or violating, any Owned Intellectual Property.

(f) To the knowledge of the Company with respect to Patent infringement, neither the operation of the business of the Company, nor the use of the Owned Intellectual Property, is violating, infringing, misappropriating, diluting or otherwise making unlawful use of any Intellectual Property Rights of any other Person, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the three-year period preceding the date hereof, the Company has not received any written notice or other written claim from any Person, and no legal proceeding has been initiated or is pending, alleging that the Company (including any employee, contractor or consultant of the Company in their capacity as such) have engaged in any activity or conduct that constitutes the unauthorized use of, or that has violated, infringed or misappropriated, the Intellectual Property Rights of any Person, and there is no valid basis for any such legal proceeding.

(g) To the knowledge of the Company, none of the Owned Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) transmitting data, in each case, either automatically, with the passage of time or upon command by any Person other than the proper user.

(h) To the knowledge of the Company, (i) no source code for any Owned Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, under an obligation to keep such source code confidential, and (ii) the Company is not party to any Contracts that impose a duty or obligation to deliver, license or make available the source code for any Owned Company Software to any escrow agent.

(i) To the knowledge of the Company, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Software fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software.

(j) To the knowledge of the Company, neither the execution, delivery and performance by the Company of this Agreement and each of the other agreements, instruments and documents to which the Company is or will be a party in connection therewith, nor the consummation of the transactions contemplated hereunder or thereunder, will, with or without notice or lapse of time, result in or give any third party the right or option to cause or declare: (i) a loss of, or Lien on, any Owned Intellectual Property; (ii) a breach of or default under any IP License; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any IP License; (iv) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent or other third party; or (v) the grant, assignment or transfer to any third party of any license or other right or interest in, under, or with respect to, any of the Owned Intellectual Property.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) incorporated in Owned Company Software.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Company Software or (iii) used Open Source Materials in or with any Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge), in each case under the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company to (A) publicly disclose, distribute, license, grant rights or otherwise provide to any third party any material source code for any Owned Company Software, or (B) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Owned Company Software (collectively, “Copyleft Terms”).

(m) To the knowledge of the Company, in connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any information or Protected Data, the Company is and has been, in compliance with all Privacy and Security Requirements. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all systems, information and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(m), the Company has not experienced any security incident that has compromised the integrity or availability of the Company’s network, systems, data or information. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. The Company has not received, nor provided, any written notice of any claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements or any other security incidents.

(n) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current needs of the business of the Company, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two-year period preceding the date hereof, (iii) the Company has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, and (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the Company to notify customers or employees of such breach or intrusion.

4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (viii) below to which, as of the date of this Agreement, the Company is a party or by which its assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Holicity or its agents or representatives.

(i) each employee collective bargaining Contract;

(ii) any IP License;

(iii) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv) any Contract under which the Company has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $1,000,000;

(v) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since December 31, 2017 involving consideration in excess of $2,000,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $2,500,000 in any calendar year, in each case, other than sales or purchases in the ordinary course of business;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 1.1(a) and expected to result in revenue or require expenditures in excess of $2,500,000 in the calendar year ending December 31, 2020;

(viii) any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company;

(ix) any Contract in excess of $1,500,000 with any supplier, vendor or subcontractor for launch vehicle components and/or to provide services for integration or other manufacturing with respect to the launch vehicle (including an identification of their country of origin); and

(x) any Contracts related to the Company’s firm launch commitments, optional launches, launch reservation fees, or currently used or planned spaceports.

(b) Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since December 31, 2019, the Company has not received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2019 through the date hereof, the Company has not received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

(c) The Company is not a party to or otherwise bound by any confidentiality agreement or similar agreement with any other Person, and has not provided any material confidential information to any other Person, in each case, in connection with such Peron’s consideration of acquiring the Company other than Holicity or an Affiliate of Holicity.

4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any individual consulting or independent contractor Contract, and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or pursuant to which the Company has or may have any material liabilities.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to Holicity correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the three most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) if applicable, nondiscrimination testing results for the three (3) years prior to the date hereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined benefit pension plan, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6) year period prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g) There have been no material “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no material proceeding (other than routine and uncontested claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan or against the assets of any Company Benefit Plan.

(h) Except as set forth in Schedule 4.13(h) or as otherwise expressly contemplated by this Agreement, the consummation of the Transactions, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable to any current or former employee, director, individual independent contractor or consultant of the Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such person, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any such person or (v) limit the ability of the Company to terminate any Company Benefit Plan.

(i) No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. The Company has not agreed to pay, gross up or otherwise indemnify any employee, director or contractor for any tax imposed under Section 4999 of the Code, Section 409A of the Code or otherwise.

4.14 Labor Matters.

(a) (i) The Company is not a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company, (ii) no labor union or organization, works council or group of employees of the Company has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company (i) is, and since January 1, 2018 has been, in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2018, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation with or to: (i) the Company or (ii) a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e) To the knowledge of the Company, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(f) The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

4.15 Taxes. With respect to the following representations and warranties set forth in this Section 4.15, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) All Tax Returns required by Law to be filed by the Company have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All amounts of Taxes shown due on any Tax Returns of the Company and all other amounts of Taxes owed by the Company have been timely paid.

(c) The Company has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) The Company is not currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. The Company has not received any written notice from a taxing authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company, and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years.

(f) The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(h) The Company does not have any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(i) The Company is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) The Company is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(l) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m) Other than the representations and warranties set forth in Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

4.16 Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company for which the Company has any obligation.

4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Holicity. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18 Real Property; Assets.

(a) The Company does not own any real property. The Company is not a party to any agreement or option to purchase any real property or material interest therein.

(b) Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Holicity true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property. The Leased Real Property constitutes all of the real property interests leased by the Company and used in the conduct of the business and operations of the Company as now conducted.

(c) Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Holicity and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Holicity or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default or breach by (i) the Company or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. The Company has not received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or by the other parties thereto. The Company has not assigned, transferred, conveyed, subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. The Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company has a good and valid leasehold title and interest to each Leased Real Property subject only to Permitted Liens. The transactions contemplated hereby do not require the consent of any other party to any Real Estate Lease Documents and will not result in a breach of or default under any Real Estate Lease Document.

(e) The Company has not received any written notice that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property. The Company has not received any written notice, and to the Company’s Knowledge, there has been no action or change in condition. that materially affects the ability of the Company to continue to use and possess the Leased Real Property for the conduct of the business of the Company in the ordinary course of business.

(f) All material buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and the systems located therein are in good working order and condition. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would reasonably be expected to have a Material Adverse Effect, taken as a whole. All facilities located on or compromising the Leased Real Property have received all Permits required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws and the Real Property Leases.

4.19 Environmental Matters.

(a) the Company is and, during the last five (5) years, has been in material compliance with all Environmental Laws and all Material Permits issued under Environmental Laws (collectively, the “Environmental Permits”);

(b) there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s operations off-site of the Leased Real Property or, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c) the Company is not subject to and has not received any Governmental Order relating to any non-compliance with Environmental Laws or Environmental Permits by the Company or the release, investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) no Action is pending or, to the knowledge of the Company, threatened and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Company’s compliance with or liability under Environmental Law or related to a release of Hazardous Materials;

(e) the Company has made available to Holicity all material environmental reports (including any Phase I and Phase II environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable in its possession, custody or control.

4.20 Absence of Changes.

(a) Since December 31, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Except (i) as set forth on Schedule 4.20(b) and (ii) in connection with the Transactions, from December 31, 2019 through and including the date of this Agreement, the Company (1) has, in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) has not taken any action that is both material to the business of the Company and would require the consent of Holicity pursuant to Section 6.01 if such action had been taken after the date hereof.

4.21 Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23 Permits. Other than with respect to the Company FCC Authorizations, which are addressed in Section 4.28, the Company has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, Material Permits include, but are not limited to, all Federal Aviation Administration (“FAA”) and Department of Transportation (“DOT”) certificates, licenses, consents, exemptions, ratings, approvals and other authorizations and permissions required for the operation of its business as currently conducted as of the date of this Agreement and as of immediately prior to the Closing, the lack of which could reasonably be expected to have a Material Adverse Effect. Schedule 4.23 sets forth a true and correct list as of the date hereof of all FAA and/or DOT Permits issued to the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit has been duly and validly obtained by the Company and is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company is in compliance with all Material Permits applicable to the Company.

4.24 Registration Statement. None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.25 Operation of the Business during COVID-19. None of the Company’s actions and inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Company experiencing any material business interruption or material losses; or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 6.01.

4.26 Government Contracts.

(a) Schedule 4.26(a) sets forth a true and correct list of as of the date hereof of (i) each Government Contract for which the period of performance has not expired or terminated or final payment has not been received as of the date of this Agreement (each, an “Active Government Contract”); and (ii) each Government Bid that has not expired and for which award has not been issued (each, a “Active Government Bid”). All Active Government Contracts were legally awarded and are binding on the parties thereto. The Company has made available to Holicity true and complete copies of all Active Government Contracts and Active Government Bids listed on Schedule 4.26(a). It is understood and agreed that Active Government Contracts or Active Government Bids the disclosure of/or reference to which is prohibited by the National Industrial Security Program (“NISP”) or the comparable regulations of other Governmental Authorities are not required to be listed in Schedule 4.26(a).

(b) Except as set forth on Schedule 4.26(b), since December 31, 2017, with respect to each Government Contract and Government Bid, (i) the Company has complied in all material respects with all applicable Laws and contractual requirements, (ii) the Company is not in material violation or breach of any applicable Laws or contractual requirements governing any Government Contract or Government Bid, (iii) the representations, certifications, and warranties made by the Company in connection with the Government Contracts and Government Bids were accurate in all material respects as of their effective date, and the Company has complied in all material respects with all such representations, certifications, and warranties, and (iv) there has not existed any event, condition or omission that would constitute a breach or default, whether by lapse of time or notice or both, by any other Person under any Government Contract.

(c) Except as set forth on Schedule 4.26(c), since December 31, 2017, with respect to any Government Contract or Government Bid, as of the date of this Agreement, (i) the Company has not received written notice of any pending or threatened investigation, prosecution, or civil or administrative proceeding in connection with any Government Contract or Government Bid, and, to the knowledge of the Company, no such investigation, prosecution, or civil or administrative proceeding or settlement negotiation, or internal investigation is pending or is contemplated by any Governmental Authority; (ii)  there have been no document requests, subpoenas, or search warrants involving any of the Company’s officers, directors, employees, or agents of the Company in connection with any Government Contract or Government Bid; (iii) no Government Contract has been terminated for default or convenience, (iv) the Company has not received any written termination for default notice, cure notice, or show-cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor that remains unresolved; and (v) the Company has not received notice of any disallowance of costs under any Government Contract and/or assessment of any penalty (whether actual or threatened), nor received in writing any material negative findings in any audit or investigation performed by any Governmental Authority which, in each case, remains unresolved or in dispute.

(d) Except as set forth on Schedule 4.26(d), since December 31, 2017, no Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any claim or initiated any dispute proceeding against the Company relating to any Government Contract or Government Bid, nor is the Company asserting in writing any claim or initiating any dispute proceeding directly or indirectly against any such party concerning any Government Contract or Government Bid.

(e) Except as set forth on Section 4.26(e), since December 31, 2017, the Company and its principals (as defined by FAR 52.209-5 and other applicable Laws) have not been (i) debarred, suspended, proposed for debarment, or otherwise excluded from participation in the award or performance of Government Contracts by a Governmental Authority, or (ii) deemed non-responsible by a Governmental Authority for award or performance of one or more Government Contracts. To the knowledge of the Company, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against the Company or any of its principals in connection with the performance of the duties for or on behalf of the Company.

(f) Except as set forth on Schedule 4.26(f), since December 31, 2017, the Company has not received any written notice from a Governmental Authority regarding any alleged violation or potential violation by the Company or one of its subcontractors of the Civil False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Service Contract Act, Buy American Act, or Trade Agreements Act that remains unresolved.

(g) Except as set forth on Schedule 4.26(g), all of the Company’s representations regarding its size or Small Business Administration program status for each of the Government Contracts awarded since December 31, 2017 and all Government Bids submitted during the same period were accurate and complete and made in accordance with applicable Law. Except as set forth on Schedule 4.26(g), to the knowledge of the Company, (i) there are no Government Contracts or Active Government Bids to which the Company is a party or is bound and that were awarded (or are being sought) on the basis of the Company’s (or any joint venture or contractor teaming arrangement of which the Company is a member) certification or representation as having Section 8(a) status, small business status, small disadvantaged business status, historically underutilized business zone small business status, veteran-owned small business status, service-disabled veteran-owned small business status, mentor-protégé status or other preferential status; and (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require a notice under any Government Contract, result in a violation, breach or default, nor result in the automatic termination of any Government Contract or the ineligibility of the Company to be awarded a Government Contract based on an Active Government Bid, by virtue of the change in the Company’s size or Small Business Administration program status.

(h) Except as set forth in Schedule 4.26(h), since December 31, 2017, (i) the Company has not conducted any internal investigation pursuant to the mandatory disclosure rules found in FAR Subpart 3.10; (ii) the Company has not made any mandatory disclosure or voluntary disclosure of any impropriety to any Governmental Authority pursuant to FAR Subpart 3.10 that remains unresolved; and (iii) the Company has complied in all material respects with the requirements set forth in FAR Subpart 3.10, as applicable.

(i) Except as set forth in Schedule 4.26(i), the Company has not (i) provided any affirmative responses to the representations in Defense Federal Acquisition Regulation Supplement (DFARS) 252.225-7049 Prohibition on Acquisition of Certain Foreign Commercial Satellite Services—Representations; and (ii) has not provided launch services covered by the limitations in section (b)(2)(ii) of DFARS 252.225-7051 Prohibition on Acquisition of Certain Foreign Commercial Satellite Services.

(j) Except as set forth in Schedule 4.26(j), since December 31, 2017, to the knowledge of the Company, (i) the Company has complied with and is in compliance in all material respects with all applicable requirements regarding the safeguarding of information related to Government Contracts including FAR clause 52.204-21, DFARS clause 252.204-7008 and DFARS clause 252.204-7012; and (ii) the Company has not experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS clause 252.204-7012.

(k) Schedule 4.26(k) sets forth a true and complete list of all facility security clearances of the Company. The Company and its respective officers, managers, directors and employees hold all the security clearances necessary and sufficient for the operation of the business of the Company as currently conducted. Since December 31, 2017, (i) the Company and each current employee of the Company who holds such security clearances are, and have been in material compliance with, all applicable security obligations, including those specified in the National Industrial Security Program Operating Manual, (ii) to the knowledge of the Company, no facts exist which are reasonably expected to give rise to the revocation, invalidation or suspension of any facility security clearance held by the Company (iii), the Company has not received a rating less than “Satisfactory” from any Defense Counterintelligence and Security Agency or other Cognizant Security Agency inspection or audit and (iv), there has been no unauthorized disclosure of classified information by employees of the Company.

4.27 Launch Commitments and Spaceports.

(a) Schedule 4.27(a) sets forth, as of the date hereof, a true and complete list of: (i) the Company’s firm launch commitments to commercial and government customers (including any Contract(s) related to such launch commitments, the number of firm launches included in each launch Contract or other commitment and termination rights in respect to each launch Contract or other commitment); (ii) the Company’s optional launches for commercial and government customers; (iii) the Company’s current launch manifest or schedule; (iv) any special pricing terms granted under any Material Contracts (such as “most favored nations”, exclusive rights, preferred vendor rights for sales of launch services, rights of first refusal, rights of first negotiation or similar rights, including with respect to teaming arrangements with the United States Government or otherwise); and (v) any other third party arrangements, agreements or commitments which may materially affect the Company’s decisions as to sales of launch services.

(b) Schedule 4.27(b) sets forth, as of the date hereof, a true and complete list of (i) spaceports currently used by the Company for its proposed space flights; (ii) any planned spaceports for future operation; and (iii) any material limitations on the use of any spaceports currently in operation or planned for future operation, including priority rights held by third parties.

4.28 FCC Matters.

(a) License Rights and Interests.

(i) The Company (1) is the authorized legal holder of the FCC Authorizations listed on Schedule 4.28(a)(i) (the “Company FCC Authorizations”), (2) has the rights and interests to the Company FCC Authorizations including the rights to use the radio frequencies set forth on the Company FCC Authorizations subject to the sharing requirements set forth under the Communications Act of 1934, and the rules, regulations, orders, decisions, and policies of the FCC, including the rules, regulations, orders, decisions and policies pertaining to eligibility to hold the Company FCC Authorizations (“FCC Law”), and (3) holds such Company FCC Authorizations and rights and interests thereto free and clear of all liens, claims, encumbrances, security interests, debts, or charges or title retention, other security agreements, or licenses or authorizations;

(ii) All of the Company FCC Authorizations are valid and in full force and effect, have not been revoked, suspended, canceled, rescinded or terminated, and have not expired other than as indicated in Schedule 4.28(a)(ii), which accurately sets forth the expiration date of each of the Company FCC Authorizations; and, (1) the Company has no reason to believe that any Company FCC Authorization will not be renewed in the ordinary course, (2) the Company holds valid equipment authorizations from the FCC to the extent required for any equipment used in or necessary for the operation of the business of the Company, including without limitation for any customer, user, or subscriber equipment;

(iii) The Company has not received any formal or informal notice or communication indicating that the FCC is considering revoking, suspending, canceling, rescinding, terminating or otherwise impairing the Company FCC Authorizations or that any third party is seeking such action other than as indicated in Schedule 4.28(a)(iii);

(iv) The Company FCC Authorizations are not subject to any conditions other than: (1) those imposed by FCC Law, and (2) those appearing on the face of the Company FCC Authorizations themselves; and

(v) The Company FCC Authorizations constitute all of the FCC licenses, permits, authorizations and similar authority necessary for the conduct of the business of the Company as presently conducted and presently proposed to be conducted.

(b) Compliance with FCC Laws.

(i) The operations of the Company are currently conducted and will continue to be conducted in material compliance with FCC Law, including those relating to the provision of telecommunications, telecommunications services, enhanced services and information services with respect to the Company FCC Authorizations and the radio frequencies specified on such Company FCC Authorizations. The Company is not aware of any facts indicating that it is not in material compliance with FCC Law; and

(ii) The Company has filed or remitted all material notifications, reports, filings, fee payments, contributions or similar submissions required to be filed or remitted by the Company to the FCC or any of its administrators, including regulatory fees and Universal Service Fund contributions, with respect to the Company FCC Authorizations or the operations of the Company. All such submissions are materially accurate and complete.

(c) Compliance with Instruments; Consents; Adverse Agreements. FCC consent or other consent, approval or authorization, designation, or declaration of a filing, including applications requesting the transfer of control of Company FCC Authorizations is not required prior to the Closing. There are no outstanding rights of first refusal, options, or similar rights relating to the Company FCC Authorizations or to the Company’s use of the radio frequencies specified on the Company FCC Authorizations. The Company holding Company FCC Authorizations is in compliance with the restrictions on ownership and control by non-U.S. persons in Section 310(b)(4) of the Communications Act.

4.29 International Trade.

(a) The Company and, to the knowledge of the Company, each officer, director, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, is, and has been for the past five (5) years, in compliance with all applicable International Trade Laws and Anti-Corruption Laws.

(b) The Company has, and for the past five (5) years has had, all required licenses, license exemptions and other material consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, re-export, transfer and import of products, technical data, and services in accordance with the International Trade Laws and any permit obtained thereunder, including in relation to the Company’s launch activities and employment of any foreign persons.

(c) The Company is not a Restricted Party and no agency of the United States Government has denied, suspended, or otherwise abridged the Company’s export or import privileges. The Company has not been subject to any economic sanctions imposed by the United States, including, but not limited to, those enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State. The Company does not contract with, retain or employ any Person from, located, organized, or ordinarily resident in a Sanctioned Country in violation of International Trade Laws.

(d) During the past five (5) years, the Company has not (i) been subjected to any investigation by a Governmental Authority for any past or present violation of any applicable International Trade Laws or Anti-Corruption Laws, (ii) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws or Anti-Corruption Laws or (iii) received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.30 Paycheck Protection Program. Except for the PPP Loan, the Company has not received any payment or incurred any liability pursuant to, arising out of or otherwise in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19. A true, correct and complete copy of the PPP Loan Application has been made available by the Company to Holicity prior to the date of this Agreement. The PPP Loan Application (a) was authorized by the Company in accordance with its Certificate of Incorporation and bylaws, (b) was completed and submitted by the Company in good faith, (c) was correct and complete in all material respects, (d) presented fairly the financial position and results of operations of the Company as set forth therein, (e) was derived from the information set forth in the books and records of the Company and (f) complied with the CARES Act and applicable Law. The Company’s use of the proceeds of the PPP Loan complied with the CARES Act and applicable Law in all material respects, as reasonably interpreted by the Company at the time of such use. The Company was eligible to receive the PPP Loan under the requirements of the CARES Act and as otherwise provided by applicable Law.

4.31 Support Agreement. The Company has delivered to Holicity a true, correct and complete copy of the Support Agreement. The Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and, to the knowledge of the Company, no withdrawal, termination, amendment or modification is contemplated. The Support Agreement is a legal, valid and binding obligation of the Company Stockholders’ party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law in any material respect. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of any Company Stockholder under any term or condition of the Support Agreement. The parties to the Support Agreement hold a number of each class or series of capital stock of the Company sufficient to provide the Company Requisite Consent.

4.32 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Holicity and Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Holicity or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Holicity or its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES
OF HOLICITY AND MERGER SUB

Except as set forth in the (a) Holicity and Merger Sub Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (b) Holicity SEC Reports filed or furnished by Holicity on or prior to the date hereof (excluding (x) any disclosures in such Holicity SEC Reports under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Holicity and Merger Sub represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a) Holicity is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Holicity previously delivered by Holicity to the Company are true, correct and complete and are in effect as of the date of this Agreement. Holicity is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Holicity is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holicity or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Holicity has no other Subsidiaries or any equity or other interests in any other Person.

5.02 Due Authorization.

(a) Each of Holicity and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.06) (in the case of Holicity), upon receipt of the Holicity Stockholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Holicity and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Holicity), except for the Holicity Stockholder Approval, no other corporate or equivalent proceeding on the part of Holicity or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or Holicity’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of Holicity and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of Holicity and Merger Sub, enforceable against each of Holicity and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of a majority of the votes cast at the Special Meeting, with the holders of (x) the Holicity Class B Common Stock voting separately as a single class and (y) the Holicity Class A Common Stock and the Holicity Class B Common Stock voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the PubCo Omnibus Incentive Plan Proposal, in each case, assuming a quorum is present (the approval by Holicity Stockholders of all of the foregoing, collectively, the “Holicity Stockholder Approval”). The Holicity Stockholder Approval are the only votes of any of Holicity’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Closing). The Sponsor holds sufficient shares of Holicity Class B Common Stock, and has the authority, to waive application of Section 4.3(b)(ii) of the Certificate of Incorporation (the “Class B Anti-Dilution Protection”) in the manner and on the terms contemplated by the Sponsor Agreement (and without the need for the consent or waiver of any other Person to be solicited or obtained).

(c) The Holicity Board has: (i) determined that this Agreement and the transactions contemplated hereby (including the approval of the PubCo Charter) are fair to, advisable and in the best interests of Holicity and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) approved this Agreement, the Subscription Agreements and the transactions contemplated hereby and thereby (including the PubCo Charter), the execution and delivery by Holicity of this Agreement, the Subscription Agreements and Holicity’s performance of its obligations under this Agreement, the Subscription Agreements and consummation of the transactions contemplated hereby and thereby; and (v) resolved to recommend to the stockholders of Holicity approval of each of the matters requiring Holicity Stockholder approval. The Board of Directors of Merger Sub has duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by Merger Sub of this Agreement and Merger Sub’s performance of its obligations under this Agreement and consummation of the transactions contemplated hereby, (ii) declared this Agreement and the merger to be advisable and in the best interests of Merger Sub and its sole stockholder and (iii) recommended that Holicity approve and adopt this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub.

5.03 No Conflict. The execution, delivery and performance of this Agreement by each of Holicity and Merger Sub and (in the case of Holicity), upon receipt of the Holicity Stockholder Approval and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Holicity Organizational Documents, any organizational documents of any Subsidiaries of Holicity or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Holicity or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Holicity or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Holicity or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holicity or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Holicity, threatened, Actions and, to the knowledge of Holicity, there are no pending or threatened investigations, in each case, against Holicity, or otherwise affecting Holicity or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holicity or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Holicity which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holicity or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holicity or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, Holicity and its Subsidiaries are, and since the date of incorporation of Holicity have been, in compliance in all material respects with all applicable Laws. Neither Holicity nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Holicity or its Subsidiaries at any time since the date of incorporation of Holicity, which violation would reasonably be expected to have a material adverse effect on the ability of Holicity or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Since the date of incorporation of Holicity, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holicity or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Holicity, its Subsidiaries, or, to the knowledge of Holicity, any officer, director, manager, employee, agent or representative of Holicity or its Subsidiaries, in each case, acting on behalf of Holicity or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Holicity nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Holicity nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Holicity nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) Since the date of incorporation of Holicity, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holicity or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Holicity, its Subsidiaries, or, to the knowledge of Holicity, any officer, director, manager, employee, agent or representative of Holicity or its Subsidiaries, in each case, acting on behalf of Holicity or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither Holicity nor its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Holicity nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither Holicity nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.06 Employee Benefit Plans. Except as may be contemplated by the PubCo Omnibus Incentive Plan Proposal, neither Holicity, Merger Sub, nor any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, any incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plan, policy, program, practice or arrangement, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Holicity, Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Holicity Benefit Plans”), and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material compensatory payment (including in the nature of severance, unemployment compensation, “golden parachute” or bonus payments, or otherwise) becoming due to any current or former shareholder, director, officer or employee of Holicity, Merger Sub or any of their respective Subsidiaries, (ii) result in the acceleration, vesting or creation of any rights of any such person to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, (iii) limit the ability of Holicity, Merger Sub or any of their respective Subsidiaries to terminate any Holicity Benefit Plans or (iv) result in any payment of any amount or benefit that could be, or has been, received by any current or former employee, officer, director or shareholder of Holicity who is a “disqualified individual” within the meaning of Section 280G of the Code to reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

5.07 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Holicity or Merger Sub with respect to Holicity’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, Nasdaq and the filing and effectiveness of the Certificate of Merger and the PubCo Charter.

5.08 Financial Ability; Trust Account.

(a) Set forth on Schedule 5.08 is a true and accurate record, as of the date identified on Schedule 5.08, of the balance invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated August 4, 2020, by and between Holicity and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Holicity and, to the knowledge of Holicity, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Holicity, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Holicity SEC Reports to be inaccurate or (ii) entitle any Person (other than any Holicity Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Holicity Organizational Documents and Holicity’s final prospectus dated August 4, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Holicity has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Holicity, threatened with respect to the Trust Account. Holicity has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Holicity to dissolve or liquidate pursuant to the Holicity Organizational Documents shall terminate, and, as of the Effective Time, Holicity shall have no obligation whatsoever pursuant to the Holicity Organizational Documents to dissolve and liquidate the assets of Holicity by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Holicity Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Holicity Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Holicity has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Holicity on the Closing Date.

(c) As of the date hereof, Holicity does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.09 Taxes.

(a) All material Tax Returns required by Law to be filed by Holicity have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All material amounts of Taxes shown due on any Tax Returns of Holicity and all other material amounts of Taxes owed by Holicity have been timely paid.

(c) Holicity has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Holicity is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Holicity has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Holicity does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Holicity, and no written request for any such waiver or extension is currently pending.

(e) To the knowledge of Holicity, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f) Other than the representations and warranties set forth in Section 5.06, this Section 5.09 contains the exclusive representations and warranties of Holicity with respect to Tax matters. Nothing in this Section 5.09 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

5.10 Brokers’ Fees. Except for fees described on Schedule 5.10 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement (including the Equity Financing) or as a result of the Closing, in each case, including based upon arrangements made by Holicity or Merger Sub or any of their respective Affiliates, including the Sponsor.

5.11 Holicity SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Holicity has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of incorporation of Holicity (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Holicity SEC Reports”). None of the Holicity SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Holicity SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Holicity as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Holicity has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Holicity and other material information required to be disclosed by Holicity in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Holicity’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Holicity’s principal executive officer and principal financial officer to material information required to be included in Holicity’s periodic reports required under the Exchange Act.

(c) Holicity has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Holicity’s financial reporting and the preparation of Holicity’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Holicity to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Holicity. Holicity has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Holicity (including any employee thereof) nor Holicity’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Holicity, (ii) any fraud, whether or not material, that involves Holicity’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Holicity or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Holicity SEC Reports. None of the Holicity SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12 Business Activities; Absence of Changes.

(a) Since its incorporation, Holicity has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Holicity Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Holicity or to which Holicity is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Holicity or any acquisition of property by Holicity or the conduct of business by Holicity as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Holicity or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Holicity does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Holicity has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and (ii) with respect to fees and expenses of Holicity’s legal, financial and other advisors, Holicity is not, and at no time has been, party to any Contract with any other Person that would require payments by Holicity in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02)).

(d) There is no liability, debt or obligation against Holicity or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Holicity’s consolidated balance sheet as of September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Holicity and its Subsidiaries, taken as a whole) or (ii) that have arisen since September 30, 2020 in the ordinary course of the operation of business of Holicity and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Holicity and its Subsidiaries, taken as a whole).

(e) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) Since the date of Holicity’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to the Holicity or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Holicity or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) Holicity and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date of this Agreement.

5.13 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Holicity makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Holicity by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.14 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Holicity and Merger Sub and its other Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or Representatives, acknowledge and agree that Holicity and Merger Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Holicity and Merger Sub Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Holicity or its representatives) or reviewed by Holicity and Merger Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Holicity or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Holicity understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.02(d), with all faults and without any other representation or warranty of any nature whatsoever.

5.15 Capitalization.

(a) As of the date hereof, the authorized capital stock of Holicity consists of (i) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, and (ii) 220,000,000 shares of Holicity Common Stock with a par value of $0.0001 per share, consisting of 200,000,000 shares of authorized Holicity Class A Common Stock, and 20,000,000 shares of authorized Holicity Class B Common Stock. Each Holicity Warrant entitles the holder thereof to purchase one (1) share of Holicity Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Holicity Warrant Agreements. As of January 31, 2021, (1) no shares of preferred stock of Holicity are issued and outstanding; (2) 30,000,000 shares of Holicity Class A Common Stock are issued and outstanding; (3) 7,500,000 shares of Holicity Class B Common Stock are issued and outstanding; (4) Holicity has, after giving effect to the Unit Separation, issued 15,333,333 Holicity Warrants, consisting of 10,000,000 Public Warrants (including 3,003,055 Holicity Warrants that have not been separated from the outstanding Holicity Units) and 5,333,333 Private Placement Warrants, of which 5,333,333 Private Placement Warrants are held by the Sponsor; and (5) 9,009,165 Holicity Units remain outstanding. All of the issued and outstanding shares of Holicity Class A Common Stock and Holicity Warrants (including the shares of Holicity Class A Common Stock underlying the Holicity Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b) Except for this Agreement, the Holicity Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Holicity Class A Common Stock or any other equity interests of Holicity, or any other Contracts to which Holicity is a party or by which Holicity is bound obligating (or in lieu of a cash payment, allowing) Holicity to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Holicity, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Holicity. Except as otherwise required by Holicity’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of Holicity to repurchase, redeem or otherwise acquire any securities or equity interests of Holicity. There are no outstanding bonds, debentures, notes or other indebtedness of Holicity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holicity’s stockholders may vote. Holicity is not a party to any shareholders’ agreement, voting agreement or registration rights agreement relating to Holicity Class A Common Stock or any other equity interests of Holicity. Holicity does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Holicity is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

(c) As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 10 shares are issued and outstanding and beneficially held (and held of record) solely by Holicity as of the date of this Agreement.

5.16 Nasdaq Stock Market Quotation. The Holicity Units, the Public Warrants and the issued and outstanding shares of Holicity Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “HOLUU” (with respect to the Holicity Units), “HOL” (with respect to the Holicity Class A Common Stock) and “HOLUW” (with respect to the Public Warrants). Holicity is in compliance in all material respects with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Holicity, threatened against Holicity by Nasdaq, the Financial Industry Regulatory Authority, Inc. or the SEC with respect to any intention by such entity to deregister the Holicity Units, the Holicity Class A Common Stock or the Public Warrants or terminate the listing of such on Nasdaq. None of Holicity or its Affiliates has taken any action in an attempt to terminate the registration of the Holicity Units, the Holicity Class A Common Stock or the Public Warrants under the Exchange Act.

5.17 Contracts; No Defaults.

(a) Schedule 5.17 contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Holicity or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.17 have been delivered to or made available to the Company or its agents or representatives.

(b) Each Contract of a type required to be listed on Schedule 5.17, whether or not set forth on Schedule 5.17, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Schedule 5.17, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Holicity or its Subsidiaries party thereto and, to the knowledge of Holicity, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Holicity, are enforceable by Holicity or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Holicity, its Subsidiaries or, to the knowledge of Holicity, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2019, neither Holicity nor its Subsidiaries have received any written or, to the knowledge of Holicity, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Holicity, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Holicity or its Subsidiaries or, to the knowledge of Holicity, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2018 through the date hereof, neither Holicity nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.18 Title to Property. Neither Holicity nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19 Investment Company Act. Neither Holicity nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20 Affiliate Agreements. None of Holicity or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Holicity or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Holicity Affiliate Agreement”).

5.21 Sponsor Agreement. Holicity has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Holicity. The Sponsor Agreement is a legal, valid and binding obligation of Holicity and, to the knowledge of Holicity, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Holicity under any term or condition of the Sponsor Agreement.

5.22 Equity Financing. Schedule 5.22 sets forth a complete list of Subscription Agreements that Holicity has received and accepted from the Equity Investors as of the date hereof pursuant to which the Equity Investors have committed, subject solely to the terms and conditions thereof and expressly stated therein, to acquire Holicity Class A Common Stock immediately prior to the Closing. Holicity has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than the end of the day following the date of this Agreement, to the Company true, complete and correct copies of the executed Subscription Agreements. Except as set forth in the Subscription Agreements, there are no conditions precedent to the obligations of the Equity Investors to provide the Equity Financing or any contingencies that would permit the Equity Investors to reduce the total amount of the Equity Financing. There are no other agreements, side letters or arrangements relating to the Equity Financing to which Holicity or any of its Affiliates is a party that could impose conditions to the funding of the Equity Financing, other than those set forth in the Subscription Agreements. Holicity does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Subscription Agreements at the time it is required to consummate the Closing hereunder. None of the executed Subscription Agreements have been modified, altered or amended, nor, to the Knowledge of Holicity, is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. None of the commitments under the executed Subscription Agreements have been withdrawn, terminated or rescinded prior to the date of this Agreement. Subject to its terms and conditions, the Equity Financing, when funded in accordance with the Subscription Agreements, will provide Holicity with acquisition financing proceeds on the Closing Date sufficient, together with available cash of Holicity, to consummate the Transactions. The Subscription Agreements are (or shall be when executed) (as to Holicity and to the Knowledge of Holicity, the other parties thereto) valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Holicity under the terms and conditions of the Subscription Agreements, other than any such default, breach or failure that has been irrevocably waived by the applicable Equity Investor or otherwise cured in a timely manner by Holicity to the satisfaction of such Equity Investor. There are no commitment fees or other fees required to be paid pursuant to the terms of the Subscription Agreements.

5.23 No Additional Representations or Warranties. The representations and warranties made by Holicity and Merger Sub in this Article V are the exclusive representations and warranties made by Holicity and Merger Sub. Except for the representations and warranties contained in this Article V, neither Holicity nor any of its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Holicity or any of its Subsidiaries, to the accuracy or completeness of any information regarding Holicity and its Subsidiaries available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither Holicity nor any of its Subsidiaries nor any other Person makes or has made any representation or warranty to the other Parties hereto with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Holicity or any of its Subsidiaries or (b) any oral or, except for the representations and warranties made by Holicity in this Article V, written information made available to the other Parties hereto or their respective Affiliates in the course of their evaluation of Holicity, the negotiation of this Agreement or in the course of the Transactions.

Article VI
COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Holicity in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, joint venture partners, distributors, creditors, landlords and other business relations of the Company, and (ii) use commercially reasonable efforts to maintain all insurance policies of the Company or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Holicity in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation or the bylaws of the Company;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) issue, sell or pledge or authorize the issuance, sale or pledge of additional equity interests of the Company or any Subsidiary of the Company or any other securities in respect of, in lieu of, or in substitution for equity interests of the Company or any Subsidiary of the Company outstanding on the date of this Agreement or effect any recapitalization, reclassification, split or other change in its capitalization (for the avoidance of doubt, the foregoing will not limit or restrict the Company’s right to issue shares of Company Common Stock in connection with the exercise or vesting of any award under the Company Stock Plan or conversion of any Company Preferred Stock), including, for the avoidance of doubt, any grant of any incentive equity interests to either Founder without the prior written consent of Holicity, which consent may be withheld in its sole discretion, or any grant of any other incentive equity interests to any other Person without the prior written consent of Holicity, which consent shall not be unreasonably withheld, or (iii) except pursuant to the Company Stock Plan and the exercise of rights of first refusal under the Company Certificate of Incorporation, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c) enter into, or amend or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d) sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company (including material Owned Intellectual Property), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $5,000,000 in the aggregate, other than (1) Permitted Liens or (2) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) except as set forth on Schedule 6.01(e) or otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company in effect on the date of this Agreement, (i) (x) grant any increase in compensation, benefits or severance to either Founder, or (y) grant any material increase in compensation, benefits or severance to any other employee, director or service provider of the Company other than any such individual with an annual base salary of less than $300,000, (ii)  except to the extent otherwise permitted pursuant to this Section 6.01(e), adopt, enter into or materially amend any Company Benefit Plan, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business or the firing of any employee, (iv) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $300,000 or to replace terminated employees in the ordinary course of business, (v) adopt, enter into or materially amend Contracts with any consultants or independent contractors that involve consideration of more than $2,500,000 in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Holicity or any capitalized Contract costs associated with new or existing customers;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company in the ordinary course of business or as required under any provisions of the Company Certificate of Incorporation, the bylaws of the Company or any indemnification agreement to which the Company is a party, in each case as in effect as of the date hereof;

(i) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes (excluding extensions in connection with filing Tax Returns), or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(j) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) acquire any fee interest in real property;

(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $7,500,000 in the aggregate;

(n) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $5,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

(o) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.01(o) shall not restrict the Company from extending its business into new geographies);

(p) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(q) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets and properties;

(r) incur any liability pursuant to, arising out of or otherwise in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19;

(s) disclose any source code for any material Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof); or

(t) enter into any agreement to do any action prohibited under this Section 6.01.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the is bound, the Company shall afford to Holicity and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Holicity or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company as such Representatives may reasonably request, in each case, as necessary to facilitate consummation of the transactions contemplated by this Agreement. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Holicity and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03 Support Agreement. The Company shall obtain, promptly after the execution of this Agreement, counterparts to the support agreement in the form attached hereto as Exhibit G (the “Support Agreement”) duly executed by at least a majority of the voting power of the outstanding shares of the Company Capital Stock, voting together as a single class, and at least a majority of the voting power of the outstanding shares of Company Series Preferred Stock, voting together as a single class, pursuant to which such Company Stockholders have agreed to vote their shares in favor of the Transactions (collectively, such approval, the “Company Requisite Approval”).

6.04 No Holicity Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Holicity without the prior consent of Holicity if the Company possesses material nonpublic information of Holicity.

6.05 No Claim Against the Trust Account. The Company acknowledges that Holicity is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Holicity’s final prospectus, dated August 4, 2020, and other Holicity SEC Reports, the Holicity Organizational Documents, and the Trust Agreement and understands that Holicity has established the Trust Account described therein for the benefit of Holicity’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Holicity’s sole assets consist of the cash proceeds of Holicity’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by August 7, 2022, or such later date as approved by the shareholders of Holicity to complete a Business Combination, Holicity will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Holicity to collect from the Trust Account any monies that may be owed to them by Holicity or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.05 shall survive the termination of this Agreement for any reason.

6.06 Proxy Solicitation; Other Actions.

(a) As soon as practicable, but in any case prior to the initial filing of the Registration Statement with the SEC, the Company will have provided to Holicity, for inclusion in the Registration Statement, to be filed by Holicity on the date hereof, the audited financial statements, including balance sheets, statements of operations, statements of stockholders’ equity (deficit) and statements of cash flows as of and for the years ended December 31, 2019 and 2020, together with any other financial statements of the Company that are required to be included in the Registration Statement at the time of its initial filing pursuant to applicable SEC rules, in each case, prepared in accordance with GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act and (y) in the case of the unaudited financial statements, subject to normal and recurring year-end adjustments and the absence of notes thereto). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Holicity and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Holicity prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Holicity and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Holicity pursuant to this Section 6.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

6.07 Non-Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.07, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within one Business Day) notify, in writing, Holicity of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two (2) Business Days) keep Holicity reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.07 by any of the Company’s Representatives acting on the Company’s behalf shall be deemed to be a breach of this Section 6.07 by the Company.

(b) For purposes of this Section 6.07, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Holicity, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

6.08 FAA/DOT Matters. Holicity shall have received evidence or confirmation, reasonably satisfactory to Holicity, that the Company will be able to continue all of its operations and services without interruption, suspension or termination from and after the Closing in the same manner as such operations and services are conducted as of the date of this Agreement and as of immediately prior to Closing, including but not limited to, evidence or confirmation that the FAA/DOT will approve the transfer of launch licenses, licenses to operate a launch site, or any other Permits issued by the FAA/DOT required for the operation of its business as currently conducted, or that no transfer of any Permits issued by the FAA/DOT is required.

6.09 ITAR Matters. The Company will provide the necessary information and timely make any required amendments, notifications, and/or filings required under the ITAR, including but not limited to: (i) any material changes to the Company’s ITAR Registration as set forth in 22 C.F.R. 122.4(a)(2); and (ii) any required 60-day pre-notification filing as set forth in 22 C.F.R. 122.4(b).

6.10 PPP Loan Forgiveness.

(a) Notice to the PPP Lender. Promptly following the execution of this Agreement, the Company shall notify the PPP Lender in writing of the Transactions herein and provide the PPP lender with a copy of this Agreement and the other documents required by the PPP Lender.

(b) PPP Forgiveness Application. The Company will use its commercially reasonable efforts to complete and submit the PPP Forgiveness Application.

(c) PPP Loan is Not Forgiven prior to Closing. In the event the PPP Loan is not forgiven prior to Closing, in accordance with the CARES Act, the Company shall either (x) obtain the SBA’s consent in connection with the Transactions or (y) deposit (or cause to be deposited) with the PPP Lender an amount equal to the PPP Escrow Amount which shall be held in trust pursuant to Section 6.10(d) and (e) and the terms and conditions of the PPP Escrow Agreement and such PPP Escrow Agreement shall be in form and substance reasonably satisfactory to Holicity.

(d) PPP Loan is Forgiven following the Closing. In the event the PPP Loan has been fully forgiven following the Closing, within five (5) Business Days following the receipt by the Surviving Company of evidence that the PPP Loan has been fully forgiven pursuant to the terms of the CARES Act (“PPP Loan Forgiveness”), the Surviving Company shall instruct the PPP Lender to deliver promptly to the Surviving Company all funds in the PPP Escrow Account.

(e) PPP Loan is Not Forgiven in Whole or in Part following the Closing. In the event the PPP Loan is not forgiven in whole or in part following the Closing, within five (5) Business Days of the SBA’s or PPP Lender’s final decision to deny full forgiveness of the PPP Loan, the Surviving Company shall instruct to the PPP Lender to use the funds in the PPP Escrow Account to repay the outstanding portion of the PPP Loan. In furtherance of the foregoing, such instructions shall also instruct the PPP Lender to remit to the Surviving Company any excess funds in the PPP Escrow Account that are not required to repay the PPP Loan, and if the PPP Escrow Account has insufficient funds to repay the PPP Loan, then the Surviving Company shall directly fund any remaining amounts necessary to fully pay off and discharge the PPP Loan.

6.11 Audited Financial Statements. As soon as practicable following the date hereof, the Company shall provide Holicity with the audited balance sheets of the Company as of December 31, 2020 and December 31, 2019, and the audited statements of operations, statements of stockholders’ equity (deficit) and statements of cash flows of the Company for the two (2) years ended December 31, 2020, together with the auditor’s reports thereon (the “Audited Financial Statements”) The Audited Financial Statements will present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Audited Financial Statements in conformity with GAAP and will have been derived from the books and records of the Company.

Article VII
COVENANTS OF HOLICITY

7.01 Subscription Agreements. Subject to the terms hereof, Holicity shall and shall cause its Affiliates to comply with its obligations, and enforce its rights, under the Subscription Agreements. Holicity shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which Holicity has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. Holicity shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Equity Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, or termination of, the Subscription Agreements entered into at or prior to the date hereof if such amendment, modification, waiver, remedy or termination (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing, (iii) adds or imposes new conditions or amends the existing conditions to the consummation of the Equity Financing or (iv) is adverse to the interests of the Company or any stockholder of the Company, in each case, in any material respect. If any amendments are made to any Subscription Agreement, Holicity shall promptly notify the Company of such amendment. Notwithstanding the foregoing, failure to obtain the proceeds from the Equity Financing shall not relieve Holicity of its obligation to consummate the transactions contemplated by this Agreement, whether or not such Equity Financing is available. In the event that any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in each Subscription Agreement, regardless of the reason therefor, and such portion of the Equity Financing is required to fund the transactions contemplated by this Agreement on the Closing Date, Holicity will (i) as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available Equity Financing and available cash of Holicity, to consummate the transactions contemplated by this Agreement and to pay the Outstanding Company Expenses and Outstanding Holicity Expenses) on terms not less favorable in the aggregate to Holicity than those contained in each Subscription Agreement that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are more onerous to Holicity, the Company and the Company’s stockholders (in each case, in the aggregate) than the conditions set forth in each Subscription Agreement (as applicable) in effect as of the date of this Agreement and (ii) immediately notify the Company of such unavailability and the reason therefor. Upon receiving such notification, the Company will use its commercially reasonable efforts to assist Holicity in obtaining Alternative Financing.

7.02 Conduct of Holicity During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Holicity shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Holicity Organizational Documents or the organizational documents of Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Holicity Class A Common Stock required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Holicity;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes (excluding extensions in connection with filing Tax Returns), or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(iv) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any Holicity Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a Holicity Affiliate Agreement);

(vi) enter into, or amend or modify any material term of (in a manner adverse to Holicity or any of its Subsidiaries (including the Company), terminate (excluding any expiration in accordance with its terms)), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Holicity or its Subsidiaries is a party or by which it is bound;

(vii) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(ix) (A) other than pursuant to the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Holicity or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Holicity Warrants outstanding on the date hereof, (B) other than pursuant to the Sponsor Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to Holicity Warrants, including any amendment, modification or reduction of the warrant price set forth therein, (C) enter into any new Subscription Agreements or other agreements that contemplate Equity Financing, or (D) consummate the Equity Financing for gross proceeds in excess of $200,000,000 (including the Subscription Agreements existing as of the date of this Agreement) or on terms materially different than those contained in such Subscription Agreements;

(x) except as contemplated by the PubCo Omnibus Incentive Plan Proposal, (i) adopt or amend any Holicity Benefit Plan, or enter into any collective bargaining or similar agreement or any employment contract or individual consulting or independent contractor agreement or (ii) hire any employee of Holicity or its Subsidiaries or any other individual who is providing or will provide services to Holicity or its Subsidiaries;

(xi) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Holicity or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xii) make any capital expenditures;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv) enter into any new line of business outside of the business currently conducted by Holicity and its Subsidiaries as of the date of this Agreement;

(xv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Holicity and its Subsidiaries and their assets and properties; or

(xvii) enter into any agreement to do any action prohibited under this Section 7.02.

(b) During the Interim Period, Holicity shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Holicity Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Holicity or its Subsidiaries may be a party.

7.03 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Holicity shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Equity Financing to be disbursed, for the following uses: (a) the redemption of any shares of Holicity Class A Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Holicity Expenses pursuant to Section 3.08; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b), to be disbursed to PubCo.

7.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Holicity or its Subsidiaries by third parties that may be in Holicity’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Holicity would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Holicity or any of its Subsidiaries is bound, Holicity shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Holicity, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Holicity that are in the possession of Holicity as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.05 Holicity Nasdaq Listing.

(a) From the date hereof through the Closing, Holicity shall use reasonable best efforts to ensure Holicity remains listed as a public company on, and for shares of Holicity Class A Common Stock to be listed on, Nasdaq.

(b) Holicity shall use reasonable best efforts to cause PubCo’s Common Stock to be issued in connection with the Transactions to be approved for listing on Nasdaq under the symbol “ASTR” as promptly as practicable following the issuance thereof, subject to official notice of issuance, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

7.06 Holicity Public Filings. From the date hereof through the Closing, Holicity will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.07 Section 16 Matters. Prior to the Closing, the Holicity Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Holicity Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Holicity following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.08 Exclusivity. During the Interim Period, Holicity shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. Holicity shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.09 Stockholder Action. Holicity shall notify the Company promptly in connection with a written threat to file, or filing by, an Action related to this Agreement or the Transaction by any of its stockholders or holders of any Holicity Warrants against Holicity or its Subsidiaries or against any of their respective directors or officers (any such action, a “Stockholder Action”). Holicity shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. Holicity shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Holicity shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.

7.10 Written Consent of Merger Sub. Holicity shall promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, deliver its written consent, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to Section 228 of the DGCL and in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub, and Holicity shall promptly deliver to the Company evidence of such action taken by written consent.

7.11 Incentive Equity Plan. Prior to the Closing Date, Holicity shall approve, and subject to approval of the stockholders of Holicity, adopt, the PubCo Omnibus Incentive Plan.

7.12 Obligations as an Emerging Growth Company and a Controlled Company. Holicity shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and to qualify, at the Effective Time, as a “controlled” company under the rules of Nasdaq; and (b) not take any action that would cause Holicity to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time, as a “controlled” company under the rules of Nasdaq.

7.13 ITAR Matters. Holicity agrees to cooperate, including by providing any necessary information, to assist the Company in preparing any required submissions pursuant to Section 6.09.

Article VIII
JOINT COVENANTS

8.01 Support of Transaction. Subject to Section 7.08, without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Holicity with respect to the notifications, filings, reaffirmations and applications described in Section 8.08, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Holicity and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Holicity, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Holicity, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.02 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Holicity, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Holicity, it or any of its Representatives (in their capacity as a representative of Holicity) or, in the case of the Company, it or any of its Representatives (in their capacity as a representative of the Company). Holicity and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other party set forth in the immediately preceding sentence, Holicity shall control the negotiation, defense and settlement of any Transaction Litigation brought against Holicity or any of its Representatives and the Company shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company or any of its Representatives; provided, however, that in no event shall either party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for the other party to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of the other party and any Representative of such party that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by the other party or any Representative of such party or (y) any non-monetary, injunctive, equitable or similar relief against the other party or (C) contains an admission of wrongdoing or lability by the other party or any of its Representatives).

8.03 Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a) Promptly following the date hereof, Holicity and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed by either Holicity or the Company, as applicable), and Holicity shall cause to be filed with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of PubCo’s Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Holicity and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Holicity acknowledges that the Company has furnished all information concerning the Company as may reasonably be requested by Holicity in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Holicity will cause the Proxy Statement to be mailed to stockholders of Holicity.

(b) Each of Holicity and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Holicity or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Holicity, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Holicity and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of Holicity Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Holicity Organizational Documents. Holicity shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Holicity receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Holicity agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Merger (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements) in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Stock Issuance Proposal”), (iv) the adoption of the PubCo Omnibus Incentive Plan (the “PubCo Omnibus Incentive Plan Proposal”) and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the PubCo Omnibus Incentive Plan Proposal and the Stock Issuance Proposal, the “Proposals”). The PubCo Omnibus Incentive Plan Proposal shall provide that an aggregate number of shares of PubCo’s Common Stock equal to 10% of the outstanding shares of PubCo’s Common Stock as of Closing (plus the amount of shares of PubCo Common Stock issuable pursuant to PubCo Options or PubCo Warrants issued in exchange for Company Options or Company Warrants outstanding on the date hereof) shall be reserved for issuance pursuant to the PubCo Omnibus Incentive Plan, subject to increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Holicity shall propose to be acted on by Holicity’s stockholders at the Special Meeting.

(d) Holicity and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Holicity’s stockholders and (iii) solicit proxies from the holders of Holicity Class A Common Stock to vote in favor of each of the Proposals. Holicity shall, through the Holicity Board, recommend to its stockholders that they approve each of the Proposals (the “Holicity Board Recommendation”) and shall include the unqualified Holicity Board Recommendation in the Proxy Statement. The Holicity Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Holicity Board Recommendation; provided that, in the event that the Holicity Board determines a Material Adverse Effect has occurred with respect to the Company, the Holicity Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent required, upon the advice of counsel, in order to comply with its fiduciary duties. Holicity shall promptly notify the Company in writing of any determination to make any withdrawal of its recommendation or amendment, qualification or modification of its recommendation in a manner adverse to the Company. Notwithstanding the foregoing provisions of this Section 8.03(d), if on a date for which the Special Meeting is scheduled, Holicity has not received proxies representing a sufficient number of shares of Holicity Common Stock to obtain the Holicity Stockholder Approval, whether or not a quorum is present, Holicity shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(e) As soon as practicable after the Registration Statement becomes effective, in connection with the solicitation of the consents described in Section 8.03(e)(ii), the Company and Holicity shall jointly prepare an information statement regarding the Transactions to be sent to the Company Stockholders in compliance with applicable Law (the “Company Information Statement”). In connection therewith, Holicity and the Company shall use reasonable best efforts to, as promptly as practicable, (i) cause the Company Information Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (ii) solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Company Information Statement. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide Holicity with copies of all stockholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.03(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal.

8.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Holicity will join in the execution of any such Tax Returns.

(b) Tax Treatment. Holicity, Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination), cause all Tax Returns to be filed consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Holicity Stockholder Approval has been obtained, Holicity and the Company mutually determine in good faith that the Transactions are not expected to qualify as a transaction under Section 351 of the Code and that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of Holicity (“Newco”), with Newco being the surviving company in such merger.

(c) The Company, Holicity and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) On or prior to the Closing Date, the Company shall deliver to Holicity a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

(e) Tax Cooperation. Each party hereto shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by another party hereto (and at such party’s expense), in connection with the filing of relevant Tax Returns and any audit or tax proceeding.

8.05 Confidentiality; Publicity.

(a) Holicity acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Holicity, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Holicity, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Holicity or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Holicity or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.07 Additional Insurance and Indemnity Matters.

(a) Prior to the Closing, Holicity and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Company).

(b) From and after the Effective Time, PubCo and the Surviving Company shall indemnify and hold harmless each present and former director or officer of the Company, or any other person that may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.07, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.07). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 8.07.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.07 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Company and all successors and assigns of PubCo and the Surviving Company. In the event that PubCo, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.07. The obligations of PubCo and the Surviving Company under this Section 8.07 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other person that may be a director or officer of the Company prior to the Effective Time, to whom this Section 8.07 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.07 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.07.

8.08 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, each of Holicity and the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. Each of Holicity and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Holicity and the Company shall substantially comply with any Information or Document Requests.

(b) Each of Holicity and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Each of Holicity and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Without limiting the generality of the foregoing, each of Holicity and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 8.08(c) is conditioned upon the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.08 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, Holicity’s Affiliates and investors, including the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Holicity’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Holicity’s Affiliates and investors including, the Sponsor or of any such investment fund or investment vehicle to take any action in connection with (A) obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or (B) avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d) Each of Holicity and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Holicity or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of Holicity and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Holicity and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Holicity or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that neither Holicity nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of Holicity and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.08 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or Holicity, as applicable, or other competitively sensitive material; provided, that each of Holicity and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.08 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.08 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Holicity shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

(e) Holicity, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f) Each of Holicity and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.08(f) shall not apply to or be binding upon Holicity’s Affiliates, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Holicity’s Affiliates, the Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Holicity’s Affiliates, the Sponsor or any such investment fund or investment vehicle.

Article IX
CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Other Requisite Regulatory Approvals. All consents required to be obtained from or made with any Governmental Authority with respect to the Company, Holicity or Merger Sub to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Holicity Organizational Documents and the Proxy Statement.

(e) Net Tangible Assets. Holicity shall not have redeemed shares of Holicity Class A Common Stock in the Offer in an amount that would cause Holicity to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act).

(f) Holicity Stockholder Approval. The Holicity Stockholder Approval shall have been obtained.

(g) Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(h) Listing. PubCo’s Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

9.02 Additional Conditions to Obligations of Holicity. The obligations of Holicity to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Holicity:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(a) (Capitalization), the last sentence of Section 4.08 (Indebtedness), Section 4.18(c), (d) and (e) (Real Property), and Section 4.16 (Brokers’ Fees), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) No Material Adverse Effect; Founders.

(i) No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement and which Material Adverse Effect is continuing and uncured.

(ii) Each Founder is employed by, and devotes their full time and attention to, the Company, and no Founder has died, become disabled, or been terminated by the Company. Each of the Employment Arrangements shall be in full force and effect as of the Closing.

(c) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(d) Officer’s Certificate. The Company shall have delivered to Holicity a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(e) Director Nomination Agreement. The Company shall deliver to Holicity a counterpart of the Director Nomination Agreement, the form of which is attached hereto as Exhibit H (the “Director Nomination Agreement”) duly executed by PubCo, which shall be effective immediately following the Effective Time.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Holicity and Merger Sub contained in this Agreement (other than the representations and warranties of Holicity and Merger Sub contained in Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(ii) The representations and warranties of Holicity and Merger Sub contained in Section 5.15 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.

(b) Agreements and Covenants. Each of the covenants of Holicity to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Holicity and Merger Sub shall have delivered to the Company a certificate signed by an officer of Holicity, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) PubCo Charter. The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.

(e) Sponsor Agreement. The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Agreement.

(f) Director Nomination Agreement. Holicity shall deliver to the Company a counterpart of the Director Nomination Agreement, duly executed by the Sponsor to be effective immediately following the Effective Time.

(g) Minimum Cash Condition. The aggregate cash available to PubCo at the Closing from the Trust Account and the Equity Financing (after giving effect to the redemption of any shares of Holicity Common Stock in connection with the Offer, but before giving effect to the consummation of the Closing and the payment of the Outstanding Holicity Expenses and the Outstanding Company Expenses) shall equal or exceed $250,000,000.

Article X
TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Holicity;

(b) prior to the Closing, by written notice to the Company from Holicity if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (or any material breach of the Support Agreement), such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Holicity provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Holicity of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before August 1, 2021 (such applicable date, the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if the failure of Holicity or Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Holicity has materially breached its obligations under Section 7.05;

(c) prior to the Closing, by written notice to Holicity from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Holicity or Merger Sub set forth in this Agreement (or any breach on the part of the Sponsor of Section 1 of the Sponsor Agreement), such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Holicity Breach”), except that, if any such Terminating Holicity Breach is curable by Holicity or Merger Sub, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Holicity of notice from the Company of such breach, but only as long as Holicity or Merger Sub, as applicable, continues to exercise such commercially reasonable efforts to cure such Terminating Holicity Breach (the “Holicity Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Holicity Breach is not cured within the Holicity Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice from either the Company or Holicity to the other if the Holicity Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from the Company if the written consent of Holicity, as the sole stockholder of Merger Sub, referred to in Section 7.09 shall not have been delivered to the Company by the end of the day following the effective date of the Registration Statement; or

(f) by written notice from Holicity if the duly executed counterparts to the Support Agreement referred to in Section 6.03 shall not have been delivered to Holicity by the end of the day following the date of this Agreement.

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.06. The provisions of Sections 6.06, 8.05, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Holicity and Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

Article XI
MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its stockholders to the extent permitted by applicable law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Holicity or Merger Sub, to:

Holicity Inc.

2300 Carillon Point

Kirkland, WA 98033

Attention: Steve Ednie

Email: steve.ednie@pendrell.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601-9703

Attention: Jason D. Osborn

David A. Sakowitz

Facsimile: (312) 558-5700

Email: JOsborn@winston.com

DSakowitz@winston.com

(b) If to the Company to:

Astra Space, Inc.

1900 Skyhawk Street

Alameda, California 94501

Attention: Chris Kemp

Email: chris@astra.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

Paul D. Tropp

Facsimile: (646) 728-1523

Email: carl.marcellino@ropesgray.com

paul.tropp@ropesgray.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Holicity (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.07 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

11.05 Expenses. Except as otherwise provided herein, including in Section 8.08(e) and Section 8.04(a), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that, upon and subject to the occurrence of the Closing, the Outstanding Company Expenses and Outstanding Holicity Expenses shall be paid or reimbursed from the working capital of the Surviving Company.

11.06 Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated October 13, 2020, between Holicity and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in any federal or state court located in the State of New York, Borough of Manhattan in the City of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Holicity or Merger Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15 Nonsurvival of Representations, Warranties and Covenants. Except in the case of Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.

11.16 Acknowledgments. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Holicity and Merger Sub Representations constitute the sole and exclusive representations and warranties of Holicity and Merger Sub; (iv) except for the Company Representations by the Company, the Holicity and Merger Sub Representations by Holicity and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the Holicity and Merger Sub Representations by Holicity and Merger Sub and the other representations expressly made by a Person in the Sponsor Agreement, the Support Agreement and the Investors’ Rights Agreement (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).

[signature page follows]

IN WITNESS WHEREOF, Holicity, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above.

HOLICITY INC.

By:	/s/ Steve Ednie
Name:	Steve Ednie
Title:	Chief Financial Officer

HOLICITY MERGER SUB INC.

By:	/s/ Steve Ednie
Name:	Steve Ednie
Title:	Vice President and secretary

ASTRA SPACE, INC.

By:	/s/ Chris C. Kemp
Name:	Chris C. Kemp
Title:	Chief Executive Officer

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